UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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QUIKSILVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUIKSILVER, INC.

15202 Graham Street

Huntington Beach, California 92649

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 17, 2015

To The Stockholders of Quiksilver, Inc.:

The Annual Meeting of Stockholders of Quiksilver, Inc. will be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Tuesday, March 17, 2015, at 10:00 a.m. local time, for the following purposes:

1. To elect 9 directors to serve on our board of directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

At the annual meeting, the board of directors intends to present William M. Barnum, Jr., Bernd Beetz, Joseph F. Berardino, Michael A. Clarke, Elizabeth Dolan, M. Steven Langman, Robert B. McKnight, Jr., Andrew P. Mooney and Andrew W. Sweet as nominees for election to the board of directors.

The board of directors recommends stockholders vote FOR each of the director nominees listed above.

All stockholders are cordially invited to attend the annual meeting in person. Only stockholders of record at the close of business on January 30, 2015 will be entitled to vote at the annual meeting or any adjournment or postponement of the meeting.

A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly execute the enclosed proxy and return it in the enclosed addressed envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

By Order of the Board of Directors,
QUIKSILVER, INC.
ANDREW P. MOONEY
Chairman and Chief Executive Officer

Huntington Beach, California

February 5, 2015

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

QUIKSILVER, INC.

15202 Graham Street

Huntington Beach, California 92649

ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 17, 2015

PROXY STATEMENT

General

The enclosed proxy is solicited by the board of directors of Quiksilver, Inc. for use at our Annual Meeting of Stockholders to be held at our headquarters, located at 15202 Graham Street, Huntington Beach, California 92649, on Tuesday, March 17, 2015, at 10:00 a.m. local time, and any and all adjournments or postponements of the meeting. We intend to make this proxy statement and form of proxy available to our stockholders beginning on or about February 5, 2015.

Voting; Quorum; Abstentions and Broker Non-Votes

The specific proposal to be considered and acted upon at the annual meeting is summarized in the accompanying notice and is described in more detail in this proxy statement. Only holders of record of the 174,255,592 shares of our common stock outstanding at the close of business on January 30, 2015 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement of such meeting. On each matter to be considered at our annual meeting, stockholders will be entitled to cast one vote for each share held of record on January 30, 2015.

The required quorum for the transaction of business at the annual meeting is a majority in voting power of the issued and outstanding shares of our common stock entitled to vote at the annual meeting, whether present in person or represented by proxy. Our bylaws provide that unless otherwise provided by our certificate of incorporation, our bylaws, the rules and regulations of any stock exchange applicable to us or applicable law or regulations, all matters other than the election of directors coming before the annual meeting will be decided by the vote of the holders of a majority in voting power of the shares of stock entitled to vote thereon present in person or represented by proxy at the annual meeting. Votes cast at the annual meeting will be tabulated by the person(s) appointed by us to act as inspector(s) of election for the meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the meeting for purposes of determining a quorum, regardless of whether the proxy is marked to indicate how the shares are to be voted on the proposals at the meeting.

If you hold your shares through a brokerage account (that is, in “street name”), your broker may not vote your shares if you do not submit voting instructions, except on certain matters considered routine under applicable rules. Broker non-votes with respect to a matter are shares of stock held in record name by brokers or nominees as to which:

—	instructions have not been received from the beneficial owners or persons entitled to vote;

—	the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity to vote your shares on that matter; and

—

the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter but has submitted a proxy to vote your shares on another matter at the meeting considered routine and for which it has discretionary voting power under applicable rules.

The proposal described in this proxy statement is not considered “routine,” and therefore any shares you hold through a brokerage account will not be voted at the annual meeting unless you submit voting instructions to your broker. In the event there are broker non-votes as to the proposal, the shares represented by those broker non-votes will not be counted for purposes of determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of the votes cast. As a result, the 9 nominees receiving the greatest number of votes will be elected. Withhold votes on a director nominee and broker non-votes, if any, will not affect the election of a nominee who receives a plurality of votes.

Proxies

All shares represented by a properly executed, unrevoked proxy received in time for our annual meeting will be voted in the manner specified in such proxy. The board of directors recommends that you vote FOR each of the director nominees identified in Proposal 1. If the manner of voting is not specified in an executed proxy received by us, the proxy holders will vote as the board of directors recommends on the proposal. The named proxy holders may vote in their discretion upon such other matters as may properly come before the meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to our corporate Secretary, by presenting at the annual meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the annual meeting and voting in person by the person who executed the prior proxy.

Solicitation

We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers and employees in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing and returning the enclosed proxy card will help to avoid additional expense.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 17, 2015: Copies of this Proxy Statement, the form of Proxy and our 2014 Annual Report to Stockholders are available online at http://www.quiksilverinc.com/proxy. Stockholders wishing to attend the annual meeting in person may obtain directions by contacting us at (714) 889-2200.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our directors are elected at each annual stockholders meeting and hold office until the next annual stockholders meeting or until their respective successors are duly elected and qualified. Our bylaws provide that the number of directors constituting the board of directors will be determined by resolution of the board. The number of directors currently authorized is 9.

All of the nominees for election to the board of directors are currently serving as directors on our board. Unless individual stockholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the 9 nominees named below. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our board of directors. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors.

The following sets forth certain information concerning our nominees as of January 30, 2015:

Name	Age	Director Since	Positions with Quiksilver
William M. Barnum, Jr.	60	1991	Director
Bernd Beetz	64	2014	Director
Joseph F. Berardino	64	2011	Director
Michael A. Clarke	50	2013	Director
Elizabeth Dolan	57	2014	Director
M. Steven Langman	53	2009	Director
Robert B. McKnight, Jr.	61	1976	Director
Andrew P. Mooney	59	2013	Chairman and Chief Executive Officer
Andrew W. Sweet	43	2009	Director

William M. Barnum, Jr. currently serves as a director of Zoe’s Kitchen, Inc., which is listed on the New York Stock Exchange, as well as several private companies, and has been a Managing Member of Brentwood Associates, a Los Angeles based venture capital and private equity investment firm since 1986. Prior to that, Mr. Barnum held several positions at Morgan Stanley & Co. Mr. Barnum graduated from Stanford University in 1976 with a B.A. in Economics and from the Stanford Graduate School of Business and Stanford Law School in 1981 with an M.B.A. and J.D. Due to Mr. Barnum’s extensive experience in venture capital and private equity investment, he provides valuable perspective to our board discussions on financial and capital market issues. Additionally, his retail and action sports industry experience, as well as his public company board service, provides important insight to our board.

Bernd Beetz currently serves as Chairman of the Board of St. John Knits, Inc., a designer, manufacturer and marketer of fine women’s clothing and accessories. Prior to joining St. John in January 2013, Mr. Beetz served as Chief Executive Officer of Coty, Inc., a beauty products company, from 2001 to July 31, 2012. He has also served as President and Chief Executive Officer of Parfums Christian Dior, a division of LVMH Moët Hennessy Louis Vuitton, and held several senior management positions with The Procter & Gamble Company, including European President of the Health & Beauty Business. Mr. Beetz graduated from the University of Mannheim in Germany, with a degree in Economics and Marketing. With his wealth of experience in key senior leadership roles at public and private beauty and consumer products companies, Mr. Beetz provides our board with substantial business and management experience, as well as invaluable broad-based consumer products and retail experience.

Joseph F. Berardino currently serves as a Managing Director at Alvarez & Marsal, a global professional services firm. Prior to joining Alvarez & Marsal in October 2008, Mr. Berardino was Chairman of the Board of Profectus BioSciences, a biotechnology company, from 2004 until September 2008, and served as its Chief Executive Officer from October 2005 until January 2008. He previously served as Vice-Chairman of Sciens Capital Management, a New York-based alternative asset management firm from 2004 to September 2005 and prior to his tenure at Sciens, he served as Chief Executive Officer of Andersen Worldwide, a global accounting and consulting firm. Mr. Berardino graduated from Fairfield University with a B.S. in Accounting and has been a Certified Public Accountant since 1975 (inactive). Mr. Berardino’s extensive experience in public accounting and executive management provides him the ability to share with our Board valuable insights into financial reporting, corporate finance and compensation matters.

Michael A. Clarke currently serves as managing director and chief executive officer of Treasury Wine Estates, an Australian wine producer and distributor. Prior to joining Treasury Wine Estates in March 2014, Mr. Clarke served as chief executive officer of Premier Foods Plc., a branded food company in the United Kingdom from August 2011 until February 2013. He has also served as President of Kraft Foods Europe from January 2009 until August 2011 and held several positions with The Coca-Cola Company from 1996 to 2008, including President-Northwest Europe from 2005 to 2008, President-South Pacific & Korea from 2000 to 2005 and Senior Vice President-Minute Maid International from 1996 to 2000. Mr. Clarke also has held a variety of positions with Reebok International Ltd. (1991 to 1996), served in senior financial roles with Acer Consulting (Far East) Ltd., consulting engineers, and as a chartered accountant with Deloitte. Mr. Clarke graduated from the University of Cape Town with a Bachelor of Commerce. As a result of his extensive experience in the executive management of some of the largest and most recognized companies in the world, as well as his background in the sports industry, and as a chartered accountant, Mr. Clarke provides our board with a wealth of business, management and financial experience, as well as invaluable insights into foreign business conditions in particular.

Elizabeth Dolan currently serves as Chief Marketing Officer of FOX International Channels (FIC), which includes global television channel brands such as FOX, National Geographic Channel and FOX Sports, where she oversees all brand development, consumer communications, new programming launches and trade marketing for more than 350 television channels in Asia, Latin America, Europe and Africa. Ms. Dolan joined FIC in January 2011. Prior to joining FIC, Ms. Dolan served as Chief Marketing Officer for OWN: The Oprah Winfrey Network from January 2009 to June 2010. From November 2003 until September 2008, Ms. Dolan was President of Mudbath Productions, which produced radio shows for the ABC Radio Networks. From September 1997 until November 2003, she operated a marketing consulting practice. Prior to that, from August 1988 to September 1997, Ms. Dolan held various positions with Nike, Inc., including serving as Corporate Vice President and VP of Global Marketing. Ms. Dolan earned a bachelor’s degree from Brown University in 1979. As a result of her extensive experience in the worldwide marketing of globally recognized brands, our board of directors believes that Ms. Dolan will bring important insights and guidance to board deliberations regarding our brand development and overall marketing strategies.

M. Steven Langman co-founded Rhône, a private equity firm, in 1996 and since that time has served as Managing Director. Prior to 1996, Mr. Langman was Managing Director of Lazard Frères & Co. LLC where he specialized in mergers and acquisitions, working in both London and New York. Mr. Langman joined Lazard in 1987. Before joining Lazard, he worked in the mergers and acquisition group of Goldman, Sachs & Co. Mr. Langman currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including Elizabeth Arden, Inc., which is listed on the Nasdaq stock exchange. Mr. Langman received a B.A. with highest honors from the University of North Carolina at Chapel Hill and an MSc from the London School of Economics. Mr. Langman’s education and extensive experience in private equity, investment banking, mergers and acquisitions and capital markets provides our board with valuable guidance with respect to a range of international operational and financial matters.

Robert B. McKnight, Jr., co-founded Quiksilver in 1976 and served as our Executive Chairman from January 2013 until October 2014. Mr. McKnight served as Chairman of the Board from 1976 until January 2013 and as Chief Executive Officer from August 1991 to January 2013. He also served as our President from 1979 through July 1991 and from February 2008 to January 2013. Mr. McKnight received a B.S. degree in Business Administration from the University of Southern California. Mr. McKnight also serves on the board of directors of Jones Trading Institutional Services, LLC, a private company. As co-founder of Quiksilver, Mr. McKnight is uniquely qualified to serve on our board. Mr. McKnight’s particular knowledge of the action sports industry and his long tenure of service to the Company provide an essential contribution to our board’s discussions regarding brand building opportunities and important growth strategies.

Andrew P. Mooney has served as our Chief Executive Officer since January 2013 and as Chairman of the Board since November 2014. He also served as our President from January 2013 through October 2014. Prior to joining Quiksilver, he served as Chairman (2003-2011) and as President (2000-2003) of the Disney Consumer Products division of The Walt Disney Company. From 1980 to 2000, Mr. Mooney held a variety of positions with Nike, Inc., including Chief Marketing Officer from 1998 to 2000, General Manager; Apparel from 1999 to 2000, and General Manager; Equipment from 1995 to 1998. He started with Nike in 1980 as the Chief Financial Officer of Nike UK. Prior to joining Nike, Mr. Mooney was a financial analyst for Perkins Diesel Engines from 1978 to 1980 and worked as an accountant for Cameron Iron Works from 1975 to 1978 and Uniroyal Tire and Rubber from 1974 to 1975. Mr. Mooney was awarded an Honorary Doctorate of Business Administration in 2008 by Queen Margaret University, Edinburgh. Pursuant to the terms of his employment agreement, we appointed Mr. Mooney to our board of directors and agreed to include him as a nominee for election as a director at the annual meeting. Mr. Mooney’s extensive executive experiences in the apparel, footwear and other consumer products markets provide our board with a unique perspective on our growth initiatives, and his services as our Chief Executive Officer allow him to provide our board with a detailed and integral knowledge of our business and operations.

Andrew W. Sweet is a Managing Director of Rhône, a private equity firm, which he joined in 1996. Prior to joining Rhône, he worked in the mergers and acquisitions group of Lazard Frères & Co. LLC. Mr. Sweet currently serves on the boards of certain companies in which Rhône or its controlled funds hold interests, including Orion Engineered Carbons S.A., which is listed on the New York Stock Exchange. He graduated from Colgate University in 1993. Mr. Sweet has extensive experience in private equity and investment banking which allows him to bring significant insight to our board particularly with respect to strategic planning and operational matters, as well as capital market and finance issues.

Messrs. Langman and Sweet were proposed for nomination to our board of directors by Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P., respectively, each of which is an entity affiliated with Rhône Capital III L.P., pursuant to such entities’ rights under the Warrant and Registration Rights Agreement and Stockholders Agreement discussed below under “CORPORATE GOVERNANCE” – Board Committees and Meetings – Nominating and Governance Committee.”

Proposal

At the annual meeting, our stockholders will be asked to elect 9 directors to serve on our board until our next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees receiving the highest number of affirmative votes of all outstanding shares of our common stock present or represented by proxy and entitled to be voted on the election of directors shall be elected as directors to serve until our next annual meeting of stockholders and until their successors have been duly elected and qualified. The board of directors recommends a vote “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE

General

Pursuant to Delaware law and our bylaws, our business and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them and by participating in meetings of the board and its committees. Our board has three standing committees:

—	The audit committee;

—	The compensation committee; and

—	The nominating and governance committee

Copies of the written charters for our audit, compensation and nominating and governance committees, as well as our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics are available on our website located at www.quiksilverinc.com, and can be found under the “Investor Relations” – “Corporate Governance” section. We may post amendments to, or waivers of, the provisions of our Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics, if any, on our website. Please note, however, that the information contained on our website is not incorporated by reference in, or considered part of, this proxy statement.

Director Independence

The listing standards of the New York Stock Exchange (NYSE), as well as our Corporate Governance Guidelines, require that a majority of our board of directors be comprised of independent directors. For a director to be considered independent under these standards:

—	The director must meet the bright-line independence tests under the listing standards of the NYSE; and

—

The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines and can be accessed under the “Investor Relations” – “Corporate Governance” section of our website at www.quiksilverinc.com.

Based on these standards, our board has affirmatively determined that each of the following director nominees is independent: William M. Barnum, Jr., Bernd Beetz, Joseph F. Berardino, Michael A. Clarke, Elizabeth Dolan, M. Steven Langman and Andrew W. Sweet. In addition, the board previously determined that Robert L. Mettler and James G. Ellis, who did not stand for reelection at our 2014 annual meeting of stockholders, were independent. The board based these determinations primarily on a review of the responses from these individuals to questions regarding their employment and compensation history, affiliations and family and other relationships and on discussions with them.

Board Committees and Meetings

Our board of directors held nine meetings during the fiscal year ended October 31, 2014. Each incumbent director attended at least 75% of the total number of meetings of the board of directors and of the board committees on which that director served which were held during the period for which he or she was a director.

Audit Committee. The charter for our audit committee is available on our website at www.quiksilverinc.com under the “Investor Relations” – “Corporate Governance” section. The audit committee charter requires that the committee be comprised of at least three members, all of whom must be independent under the NYSE listing standards and the Securities and Exchange Commission (SEC) rules regarding audit committee membership. The current members of our audit committee are Messrs. Barnum, Berardino and Clarke, all of whom are “independent” under the NYSE listing standards and the applicable SEC rules. The board has determined that Mr. Berardino is an “audit committee financial expert” as defined by the rules of the SEC.

The committee assists our board of directors in discharging its responsibilities to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal auditors. It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by us for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The committee also is responsible for reviewing and approving any related party transactions and producing an Audit Committee Report for inclusion in our proxy statement. The committee held nine meetings during the fiscal year ended October 31, 2014.

Compensation Committee. The charter for our compensation committee is available on our website at www.quiksilverinc.com under the “Investor Relations” – “Corporate Governance” section. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Barnum, Berardino and Sweet, all of whom are “independent” under the NYSE listing standards.

The compensation committee assists the board of directors in discharging its responsibilities in respect of compensation of our executive officers and directors. The committee is responsible for determining the compensation of our Chief Executive Officer and all of our other executive officers. The committee reviews and approves all employment agreements for our executive officers and prepares, or causes to be prepared, the disclosures required by the SEC to be included in our proxy statement with respect to compensation. Our Chief Executive Officer makes recommendations to the compensation committee concerning the compensation of our executive officers. In addition, our executive officers, from time to time, attend committee meetings and provide data and other materials to the compensation committee to assist the committee in its evaluation of executive compensation as well as materials relevant to historical compensation and performance of our executives. No compensation consultant had a role in determining or recommending the amount or form of fiscal 2014 executive officer compensation. However, during fiscal 2014, our compensation committee retained Mercer LLC, an external, independent compensation consultant to assist the committee in its duties, including by advising the committee with respect to a redesigned long-term incentive compensation program for fiscal 2015 and beyond that further implements our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. In accordance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, our compensation committee assessed the independence of Mercer and concluded that no conflicts of interest exist that would prevent Mercer from providing independent and objective advice to the committee. The compensation committee instructed Mercer to design and present to the committee a long-term incentive compensation program consisting of equity-based awards that would be granted to our executive officers and other key employees, to be implemented in fiscal 2015.

The committee also administers our incentive compensation programs, including our 2013 Performance Incentive Plan, 2000 Stock Incentive Plan, Employee Stock Purchase Plan and Incentive Compensation Plan, and approves all grants of equity compensation to our employees. When appropriate, the committee makes recommendations to the board of directors with respect to incentive and equity compensation plans and reviews our compensation arrangements to determine whether they encourage excessive risk taking. The committee conducts a periodic review of non-employee director compensation and, if appropriate, recommends changes to the board. The committee held three meetings during the fiscal year ended October 31, 2014.

In order to preserve maximum flexibility for awarding, as well as taking appropriate deductions for, executive compensation, the board of directors formed a subcommittee of the compensation committee in January 2014 comprised solely of members who are (i) “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986) and (ii) “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The subcommittee is responsible for approving awards under our incentive compensation plans and establishing performance goals related to such awards and other performance-based compensation when such compensation or awards are intended to comply with the provisions of Section 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, as well as such other duties or responsibilities as are assigned by the compensation committee.

Nominating and Governance Committee. The charter for our nominating and governance committee is available on our website at www.quiksilverinc.com under the “Investor Relations” – “Corporate Governance” section. The charter requires that the committee be comprised of at least two members, all of whom must be independent under the NYSE listing standards. The current members of the committee are Messrs. Langman and Sweet, both of whom are “independent.”

Pursuant to the terms of a Warrant and Registration Rights Agreement we entered into on July 31, 2009 with Rhône Capital III L.P. and certain other parties thereto in connection with certain senior secured term loans, we were required to increase the number of directors constituting our board of directors by two and fill the newly-created directorships with two directors, M. Steven Langman and Andrew Sweet, proposed by two of the parties to the agreement, Triton Onshore SPV L.P. and Triton Coinvestment SPV L.P. (together, the “Appointing Funds”). At each meeting of our stockholders at which directors are to be elected, the Warrant and Registration Rights Agreement requires us to take all steps necessary to nominate one director proposed by Triton Onshore and one director proposed by Triton Coinvestment. If, for any reason, our board or nominating and governance committee determines that a director proposed by either Triton Onshore or Triton Coinvestment is unqualified to serve on our board, Triton Onshore or Triton Coinvestment, as applicable, has the right to propose an alternative individual to be nominated. In addition, if any director proposed by Triton Onshore or Triton Coinvestment is elected and subsequently ceases to serve as a director for any reason during his or her term, we are required to use reasonable best efforts to cause the vacancy created thereby to be filled with a replacement designated by the entity who proposed the director whose services have ceased. Triton Coinvestment’s right to propose one director continues until the parties to the agreement have sold one-third of the shares of our common stock issued upon exercise of the warrants (or warrants exercisable for such amount) issued pursuant to the Warrant and Registration Rights Agreement, other than to affiliates of Rhône Capital III, and Triton Onshore’s right to nominate one director continues until the parties to the agreement have sold two-thirds of the shares of common stock issuable upon exercise of the warrants (or warrants exercisable for such amount), other than to affiliates of Rhône Capital III. On August 9, 2010, in connection with a debt-for-equity exchange, we entered into a Stockholders Agreement, under which, among other things, each of the Appointing Funds is entitled to designate a director to our board of directors; provided, that if the parties to the agreement sell one-third or more of the common stock they received in the debt-for-equity exchange to any persons other than affiliates, then only Triton Onshore will be entitled to designate a director pursuant to the Stockholders Agreement, and if the parties to the agreement sell two-thirds or more of the common stock they received in the debt-for-equity exchange to any persons other than affiliates, then Triton Onshore’s right to designate a director pursuant to the Stockholders Agreement terminates; provided further, however, that for so long as any directors designated by the Appointing Funds pursuant to the Warrant and Registration Rights Agreement serve on the board of directors, then such directors will be counted as directors designated by the Appointing Funds for purposes of the Stockholders Agreement.

Within the constraints of the Warrant and Registration Rights Agreement and the Stockholders Agreement, the committee is responsible for identifying individuals qualified to become board members and recommending to our full board of directors nominees for election as directors. To fulfill this role, the committee reviews the composition of the full board to determine the qualifications and areas of expertise needed to further enhance the composition of the board and works with management in attracting candidates with those qualifications. The committee believes that the board should be comprised of directors with varied, complementary backgrounds, and that directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. In considering candidates for directors, the committee takes into account a number of factors, including the following:

—	independence under applicable listing standards;

—	relevant business experience;

—	judgment, skill, integrity and reputation;

—	the number of other boards on which the candidate serves;

—	other business and professional commitments;

—	potential conflicts of interest with other pursuits;

—	whether the candidate is a party to any action or arbitration adverse to us;

—	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership or qualify as an “audit committee financial expert;”

—	executive compensation background, to enable the committee to determine whether a candidate would be suitable for compensation committee membership; and

—	the size and composition of the existing board and the extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the board.

Specific weights are not assigned to particular factors and no particular factor is necessarily applicable to all prospective nominees. The committee reviews the qualities of the board members as a group, including the diversity of the board’s career experiences, viewpoints, company affiliations, expertise with respect to various facets of our business operations, and business experiences. We do not have a formal policy regarding board diversity. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

The committee will consider qualified director candidates suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write our corporate Secretary and include:

—	the name and contact information of the stockholder and the beneficial owner, if any, on whose behalf the recommendation is made;

—	a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee;

—	the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

—	a statement of the candidate’s business and educational experience;

—	information regarding each of the factors listed above, other than that regarding board size and composition, sufficient to enable the committee to evaluate the candidate;

—	a statement of the value that the candidate would add to the board;

—	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors; and

—	detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the committee by any stockholder in connection with the election of directors at this annual meeting.

Before nominating a sitting director for re-election at an annual meeting, the committee will consider the director’s performance on the board and whether the director’s re-election will be consistent with our Corporate Governance Guidelines. The committee generally intends to nominate current members of the board so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the board.

When seeking candidates for director, the committee may solicit suggestions from our incumbent directors, management or others. After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable to become a director. The committee may also ask the candidate to meet with our management. If the committee believes the candidate would be a valuable addition to the board, it will recommend to the full board that candidate’s election or nomination.

In addition to the above, the committee is responsible for developing and recommending to our board a set of corporate governance principles applicable to Quiksilver and overseeing the evaluation of our board of directors and management. The committee held two meetings during the fiscal year ended October 31, 2014.

All of the nominees for director set forth in this proxy statement are standing for re-election, with the exception of Mr. Beetz, who was appointed to the board on May 13, 2014. Mr. Beetz was recommended to the committee by one of our non-management directors.

Board Leadership Structure

The board of directors believes that our stockholders are best served if the board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, our Corporate Governance Guidelines provide that the board may combine or separate the roles of the Chief Executive Officer and Chairman, as it deems advisable. The board of directors has determined that it is in our best interest to have Mr. Mooney serve as both Chairman of the Board and Chief Executive Officer. As

Chief Executive Officer and with over thirty years of experience in the apparel, footwear and consumer products businesses, the board believes that Mr. Mooney possesses detailed and in-depth knowledge of our operations, the markets in which we compete, and the challenges we face. He is therefore uniquely situated to identify strategic priorities and to lead the board in discussions regarding strategy and business planning and operations. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and the market.

The board acknowledges that independent board leadership is important and, accordingly, our Corporate Governance Guidelines provide that when the Chairman does not meet the criteria for independence established by the NYSE, an independent, non-employee member of the board will be appointed as “Presiding Independent Director.” Mr. Sweet is currently designated as Presiding Independent Director. As such, his responsibilities include coordinating and moderating executive sessions of the board’s non-employee directors, facilitating communication by stockholders and employees with the non-management directors, and performing such other duties as the board of directors may from time to time delegate to the Presiding Independent Director to assist the board in the fulfillment of its responsibilities.

Executive Sessions

Non-management directors meet regularly in executive session without management. “Non-management” directors are all those who are not Quiksilver officers and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with us. Executive sessions are led by the Presiding Independent Director. Executive sessions are typically held in conjunction with each regularly scheduled board meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the board.

Board Role in Risk Oversight

Although management is responsible for the day-to-day management of the risks we face, the board of directors, as a whole and through its committees comprised solely of independent directors, has responsibility for the oversight of risk management, and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks primarily overseen by the full board of directors include competition risks, industry risks, economic risks, liquidity risks, business operations risks, risks related to the economic environment in foreign jurisdictions and risks related to acquisitions and dispositions. The audit committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures. Specific examples of risks primarily overseen by the audit committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures, accounting, financial and auditing risks, treasury risks, risks posed by significant litigation matters, and compliance with applicable laws and regulations. The audit committee also monitors compliance with our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers, and evaluates proposed transactions with related persons for compliance with our policies, contracts, and laws and regulations. The compensation committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the compensation committee for our executive officers. We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

It is neither feasible nor desirable to attempt to monitor or eliminate all risk. Accordingly, we necessarily face, and will continue to face, a variety of risks in the conduct of our business and there can be no assurance that the board of directors’ and committees’ oversight will be effective in identifying and addressing all material risks. The foregoing description of the role of the board of directors and its committees in risk oversight does not imply any additional or special duties, the duties of directors being only those prescribed by applicable law.

The board of directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

Director Attendance at Annual Meetings

We typically schedule a board meeting in conjunction with our annual meeting of stockholders and expect that our directors will attend, absent a valid reason. Last year three directors attended our annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who want to communicate with our board of directors, the non-management or independent directors as a group, the Presiding Independent Director or any other specified individual director should write to us at:

Quiksilver, Inc.

c/o Secretary/Board Communications

15202 Graham Street

Huntington Beach, CA 92649

Pursuant to procedures established by our independent directors, we review each communication sent in accordance with the above instructions and forward such communication to the specified person or persons for response. We will not forward any incoherent, obscene or similarly inappropriate communication, or any communication that involves an ordinary business matter (such as a job inquiry, a business account or transaction, a request for information about us, form letters, spam, invitations and other forms of mass mailings), unless requested by a director or at management’s discretion.

At each board of directors meeting, a summary of all such communications received since the last meeting that were not forwarded will be presented, and those communications will be available to directors on request.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Barnum, Berardino, Sweet and Robert L. Mettler served as a member of the compensation committee during the fiscal year ended October 31, 2014. There are no compensation committee interlocks between any of our executive officers and any entity whose directors or executive officers serve on our board of directors or compensation committee.

Director Compensation

Our compensation committee, which consists only of independent directors, annually reviews and considers revisions to non-employee director compensation. The board reviews the committee’s recommendations and determines the amount of non-employee director compensation. Directors who are also our employees receive no additional compensation for serving on our board.

For our fiscal year ended October 31, 2014, we used a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. Under our Non-Employee Director Compensation Policy in effect for fiscal 2014, we paid an annual cash retainer of $27,000 for the Chair of the Audit Committee, an annual cash retainer of $18,000 for the Chair of the other committees of our board, and an annual cash retainer of $13,500 for each non-chair member of a committee of our board. In addition, we granted an option to purchase 25,000 shares of our common stock and 15,000 shares of restricted stock to each non-employee director on (i) the date a non-employee director first commenced service as a director and (ii) the date of our annual meeting of stockholders, provided the non-employee director continued to serve as a non-employee director after such meeting and had served as a non-employee director for at least six months. We also provided our non-employee directors with a $2,000 annual allowance to purchase our products at wholesale prices.

Effective November 1, 2014, the cash retainer portion of our Non-Employee Director Compensation Policy was replaced with additional equity compensation in the form of stock options for service as Chair or as a member of a committee of our board. The following table describes the current compensation arrangements for our non-employee directors under our Non-Employee Director Compensation Policy as amended effective November 1, 2014.

Compensation(1)
Annual Restricted Stock Award(2)	Automatic 15,000 share restricted stock award if director has served at least 6 months on our board as a non-employee director
Annual Stock Option Award(2)	Automatic 25,000 share stock option grant if director has served at least 6 months on our board as a non-employee director
Chair of Audit Committee	Automatic 25,000 share stock option grant if director has served at least 6 months on our board as a non-employee director
Chairs of Other Committees	Automatic 15,000 share stock option grant if director has served at least 6 months on our board as a non-employee director
Non-Chair Committee Member	Automatic 10,000 share stock option grant if director has served at least 6 months on our board as a non-employee director
Clothing Allowance	$2,000 annual allowance to purchase our products at wholesale prices

(1)	We do not pay our non-employee directors meeting attendances fees. However, we reimburse directors for travel and other out-of-pocket expenses incidental to their service as a director. We also extend coverage to all directors under a directors’ and officers’ indemnity insurance policy.

(2)	In addition to the annual awards, we also automatically award 15,000 restricted shares of common stock and options to purchase 25,000 shares of common stock to non-employee directors upon their commencement of service as a director.

The annual restricted stock and option awards, and additional stock option awards for service as a Chair or member of a committee of our board, are granted on the date of each annual meeting of our stockholders, provided the non-employee director continues to serve as a non-employee director after such meeting and has served as a non-employee director for at least six months. Grants for service as a Chair or member of a committee of our board are based upon the board committee(s) on which the non-employee director serves immediately after such annual meeting, and whether the non-employee director serves as Chair of any such board committee immediately after such meeting.

Each option grant under our Non-Employee Director Compensation Policy has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of seven years, subject to earlier termination following the director’s cessation of service on the board. Each option is immediately exercisable and fully vested on the date of grant for all of the shares subject to the option. Each option grant held by a director upon his or her termination of board service remains exercisable for up to a twelve (12)-month period following his or her termination date.

Each restricted stock award vests in a series of three successive equal annual installments over the period beginning with the grant date of such award. The vesting dates with respect to the annual awards of restricted stock occur on the first, second and third anniversaries of the award date, or, if earlier, the day immediately preceding the date of our annual meeting of stockholders for each such year. An initial award of restricted stock vests on the first, second and third anniversaries of the award date. Non-employee directors will not vest in any additional shares of restricted stock following his or her cessation of service as a board member; provided, however, that if such cessation of board service occurs by reason of his or her death or disability, then all outstanding shares of restricted stock will immediately vest. Restricted stock awards also vest in full on an accelerated basis upon the occurrence of certain changes in control of Quiksilver, Inc. during the period of board service. As the restricted stock awards vest, the underlying shares of common stock cease to be subject to any restrictions, other than applicable securities laws.

The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee director who served on our board of directors in fiscal 2014. During fiscal 2014, Messrs. Mooney and McKnight were each employees of Quiksilver and were not compensated for their services as directors. The compensation paid to Messrs. Mooney and McKnight is presented in the disclosures under the section of this proxy statement entitled “EXECUTIVE COMPENSATION AND OTHER INFORMATION.”

Director Compensation Table – Fiscal 2014

Name	Fees Earned or Paid in Cash $	Stock Awards $(1)(2)		Option Awards $(1)(3)		All Other Compensation $	Total $
William M. Barnum, Jr.	31,500	123,750		149,238		2,000	306,408
Bernd Beetz(4).	—	96,000		115,513		2,000	213,513
Joseph F. Berardino	40,500	123,750		149,238		2,000	315,488
Michael A. Clarke	8,100	123,750		149,238		2,000	283,088
Elizabeth Dolan(5)	—	123,750		149,238		2,000	274,988
James G. Ellis(6)	15,750	—		—		2,000	17,750
M. Steven Langman(7)	13,500	123,750	(7)	149,238	(7)	2,000	288,488
Robert L. Mettler(6)	20,250	—		—		2,000	22,250
Andrew W. Sweet(7)	6,750	123,750	(7)	149,238	(7)	2,000	281,738

(1)	The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our directors. In accordance with SEC requirements, these amounts reflect the grant date fair value computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, “Stock Compensation” (“ASC Topic 718”) related to stock and option awards to directors in fiscal 2014, disregarding estimated forfeitures. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 filed with the SEC on December 23, 2014 for information regarding assumptions underlying the valuation of stock and option awards. In fiscal 2014 (as in prior years) our non-employee directors received a combination of restricted stock and stock option awards as described above. With respect to such awards, as of October 31, 2014, each non-employee director held the number of outstanding and unvested restricted shares of common stock and outstanding options for the number of shares of common stock set forth below:

Director	Restricted Shares	Shares Subject to Options

William M. Barnum, Jr.	30,000	180,000
Bernd Beetz	15,000	25,000
Joseph F. Berardino	30,000	100,000
Michael A. Clarke	25,000	50,000
Elizabeth Dolan	15,000	25,000
James G. Ellis	—	107,500
M. Steven Langman	30,000	132,500
Robert L. Mettler	—	100,000
Andrew W. Sweet	30,000	132,500

(2)	On March 18, 2014, the date of our 2014 annual meeting of stockholders, each of the listed non-employee directors, other than Messrs. Beetz, Ellis and Mettler, was automatically awarded 15,000 restricted shares of our common stock. Mr. Beetz, who was appointed to our board on May 13, 2014, received an award of 15,000 restricted shares of our common stock upon his appointment. These represent the only restricted stock awards granted to our non-employee directors during fiscal 2014.

(3)	On March 18, 2014, the date of our 2014 annual meeting of stockholders, each of the listed non-employee directors, other than Messrs. Beetz, Ellis and Mettler, was automatically awarded an option to purchase 25,000 shares of our common stock. Mr. Beetz, who was appointed to our board on May 13, 2014, received an award of an option to purchase 25,000 shares of our common stock upon his appointment. These represent the only stock option awards granted to our non-employee directors during fiscal 2014.

(4)	Mr. Beetz was appointed to our board of directors on May 13, 2014.

(5)	Ms. Dolan was first elected to our board of directors on March 18, 2014.

(6)	Messrs. Ellis and Mettler did not stand for re-election at our 2014 annual meeting of stockholders and, as a result, their term in office expired on March 18, 2014.

(7)	Messrs. Langman and Sweet each have entered into an agreement by which each of them agreed to receive and hold these options and stock awards as agent of and on behalf of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As noted in our “Ownership of Securities” table below, each of Messrs. Langman and Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended.

OWNERSHIP OF SECURITIES

Certain information with respect to (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of the current directors and nominees for election as directors, (iii) each of the executive officers listed in the Summary Compensation Table below (referred to as our “named executive officers”), and (iv) all current directors and executive officers as a group, including the number of shares of our common stock beneficially owned by each of them as of December 31, 2014, is set forth below:

Name of Individual or Identity of Group(1)	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned
Entities Affiliated with Rhône Capital III	57,189,942(2)	29.0%
630 Fifth Avenue, 27th Floor
New York, NY 10111
T. Rowe Price Associates, Inc.	24,558,020(3)	14.3%
T. Rowe Price New Horizons Fund, Inc.
100 E. Pratt Street
Baltimore, MD 21202
Invesco Ltd	19,951,578(4)	11.7%
1555 Peachtree Street NE
Atlanta, GA 30309
BlackRock Inc.	11,604,684(5)	6.7%
40 East 52nd Street
New York, NY 10022
PRIMECAP Management Company	9,789,296(6)	5.7%
225 South Lake Avenue #400
Pasadena, CA 91101
Offshore Exploration and Production, LLC	9,319,790(7)	5.4%
13430 Northwest Freeway (Hwy 290), Suite 800
Houston, TX 77040
Robert B. McKnight, Jr.	3,336,515(8)	1.9%
Pierre Agnes	859,709(9)	*
Charles S. Exon	686,915(10)	*
William M. Barnum, Jr.	598,650(11)	*
M. Steven Langman	212,500(12)	*
Andrew W. Sweet	212,500(13)	*
Joseph F. Berardino	190,000(14)	*
Richard Shields	166,666(15)	*
Andrew P. Mooney	100,000	*
Michael A. Clarke	97,000(16)	*
Elizabeth Dolan	40,000(17)	*
Bernd Beetz	40,000(18)	*
All current executive officers and directors as a group (12 persons)	6,540,455(19)	3.8%

*	Less than 1% of the outstanding shares

(1)

Unless otherwise indicated, the address for each of the named individuals is c/o Quiksilver, Inc., 15202 Graham Street, Huntington Beach, California 92649. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). Except for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in these accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned by our directors, nominees for director or executive officers are currently pledged as security for any outstanding loans or indebtedness.

(2)	According to the Schedule 13D jointly filed August 10, 2009, as amended June 17, 2010, June 28, 2010 and August 11, 2010, by Triton SPV L.P. (“Triton”), Triton Onshore SPV L.P. (“Triton Onshore”), Triton Offshore SPV L.P. (“Triton Offshore”), Triton Coinvestment SPV L.P. (“Triton Coinvestment”), Romolo Holdings C.V. (“Romolo”), Rea Silvia GP C.V. (“Rea Silvia”), Triton GP SPV LLC (“Triton GP”), Numitor Governance S.A.R.L. (“Numitor”), Rhône Capital III L.P. (“Rhône Capital III”), Rhône Holdings III L.L.C. (“Rhône Holdings III”), Rhône Capital L.L.C. (“Rhône Capital”) and Rhône Group L.L.C. (“Rhône Group”), the reporting persons hold, in the aggregate, warrants exercisable for 25,653,831 shares. Romolo, Triton, Triton Onshore, Triton Offshore and Triton Coinvestment (collectively, the “Holders”) hold directly 1,601,774 warrants, 3,203,881 warrants, 10,343,522 warrants, 8,620,765 warrants and 1,883,889 warrants, respectively. Rea Silvia, as the general partner of Romolo, may be deemed to be the beneficial owner of the securities held and beneficially owned by Romolo. Numitor, as the managing general partner of Rea Silvia, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rea Silvia. Rhône Group, as the manager of Numitor, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Numitor. Triton GP, as the general partner of each of Triton, Triton Onshore, Triton Offshore and Triton Coinvestment, may be deemed to be the beneficial owner of the securities held and beneficially owned by Triton, Triton Onshore, Triton Offshore and Triton Coinvestment. Rhône Capital III, as the sole member of Triton GP, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Triton. Rhône Holdings, as the general partner of Rhône Capital III, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Capital III. Rhône Capital, as the sole member of Rhône Holdings III may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Holdings III. M. Steven Langman and Andrew W. Sweet, directors of the Company, are also managing directors of Rhône Group. Messrs. Langman and Sweet have entered into an agreement by which each of them agreed to receive and hold any options or stock awards granted to them as a member of our board of directors as agent of and on behalf of the Holders. Each of Messrs. Langman and Sweet hold 50,000 shares of common stock, 30,000 shares of restricted common stock, and an option, exercisable within 60 days after December 31, 2014, to acquire upon exercise 132,500 shares of common stock. Romolo has shared power to dispose of and to vote 3,570,827 of the listed shares, Triton has shared power to dispose of and to vote 7,142,382 of the listed shares, Triton Onshore has shared power to dispose of and to vote 23,058,760 of the listed shares, Triton Offshore has shared power to dispose of and to vote 19,218,221 of the listed shares, Triton Coinvestment has shared power to dispose of and to vote 4,199,752 of the listed shares, Rea Silvia has shared power to dispose of and to vote 3,570,827 of the listed shares, Triton GP has shared power to dispose of and to vote 53,619,115 of the listed shares, Numitor has shared power to dispose of and to vote 3,570,827 of the listed shares, Rhône Capital III has shared power to dispose of and to vote 53,619,115 of the listed shares, Rhône Holdings III has shared power to dispose of and to vote 53,619,115 of the listed shares, Rhône Capital has shared power to dispose of and to vote 53,619,115 of the listed shares, Rhône Group has shared power to dispose of and to vote 3,570,827 of the listed shares. Each of the reporting persons disclaims beneficial ownership of the shares except for shares directly beneficially owned by such person. The address for each of the reporting persons is 630 Fifth Avenue, 27th Floor, New York, NY 10111.

(3)

According to the Schedule 13G/A filed February 11, 2014 by T. Rowe Price Associates, Inc. (“T. Rowe Associates”) and T. Rowe Price New Horizons Fund, Inc. (“T. Rowe Fund”), T. Rowe Associates is a registered investment advisor and has the sole power to dispose of all 24,558,020 of the listed shares, and sole power to vote 3,511,260 of the listed shares. These securities are owned by various individual and institutional investors for which T. Rowe Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. T. Rowe Fund has the sole power to vote 10,990,700 of the listed shares.

(4)	According to the Schedule 13G filed August 8, 2014 by Invesco Ltd, Invesco has the sole power to dispose of and the sole power to vote all 19,951,578 of the listed shares.

(5)	According to the Schedule 13G/A (Amendment No. 5) filed January 29, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock, through its subsidiaries, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Advisors, LLC, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Investment Management, LLC, has the sole power to dispose of all 11,604,684 of the listed shares, and sole power to vote 11,273,615 of the listed shares. None of BlackRock’s subsidiaries beneficially own 5% or more of such shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10022.

(6)	According to the Schedule 13G/A (Amendment No. 7) filed February 14, 2011 by PRIMECAP Management Company, Primecap has the sole power to dispose of all 9,789,296 of the listed shares, and sole power to vote 4,718,796 of such shares.

(7)	According to the Schedule 13G jointly filed April 15, 2010 by Offshore Exploration and Production, LLC (“Offshore Exploration”), William Kallop, Brooks Kallop and Brent Kallop, each of Offshore Exploration and William Kallop have shared power to dispose of and vote 9,081,590 of the listed shares, Brooks Kallop has sole power to dispose of and vote 125,700 of the listed shares, and Brent Kallop has sole power to dispose of and vote 112,500 of the listed shares.

(8)	Includes an aggregate of (i) 875,000 shares which Mr. McKnight has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 152,670 shares owned of record by Mr. McKnight’s children.

(9)	Includes an aggregate of 685,000 shares which Mr. Agnes has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options.

(10)	Includes an aggregate of 575,000 shares which Mr. Exon has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options.

(11)	Includes an aggregate of (i) 180,000 shares which Mr. Barnum has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 30,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Barnum maintains sole voting power with respect to such unvested shares.

(12)

Includes an aggregate of (i) 132,500 shares which may be acquired within 60 days after December 31, 2014 in connection with the exercise of outstanding options and (ii) 30,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Langman has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Langman, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhône Group L.L.C. and Triton GP SPV

L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”

(13)	Includes an aggregate of (i) 132,500 shares which may be acquired within 60 days after December 31, 2014 in connection with the exercise of outstanding options and (ii) 30,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares. Mr. Sweet has disclaimed beneficial ownership of these securities for purposes of Section 16 and Section 13D of the Securities Exchange Act of 1934, as amended. Mr. Sweet, as a Managing Director of Rhône Group L.L.C., has an understanding with Rhône Group L.L.C. and Triton GP SPV L.L.C. pursuant to which he holds his reported securities for the benefit of Romolo Holdings C.V., Triton SPV L.P., Triton Onshore SPV L.P., Triton Offshore SPV L.P. and Triton Coinvestment SPV L.P. As a result of this understanding, these shares are also reflected under “Entities Affiliated with Rhône Capital III.”

(14)	Includes an aggregate of (i) 100,000 shares which Mr. Berardino has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 30,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Berardino maintains sole voting power with respect to such unvested shares.

(15)	Includes an aggregate of 166,666 shares which Mr. Shields has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options.

(16)	Includes an aggregate of (i) 50,000 shares which Mr. Clarke has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 25,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Clarke maintains sole voting power with respect to such unvested shares.

(17)	Includes an aggregate of (i) 25,000 shares which Ms. Dolan has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 15,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Ms. Dolan maintains sole voting power with respect to such unvested shares.

(18)	Includes an aggregate of (i) 25,000 shares which Mr. Beetz has, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options and (ii) 15,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, Mr. Beetz maintains sole voting power with respect to such unvested shares.

(19)	Includes an aggregate of (i) 2,946,666 shares which the current executive officers and directors as a group have, or will have within 60 days after December 31, 2014, the right to acquire upon the exercise of outstanding options, and (ii) 175,000 restricted shares of common stock that are subject to forfeiture and transfer restrictions until the vesting date of such shares, however, each individual director maintains sole voting power with respect to all of his or her unvested shares. However, see footnotes (12) and (13) above for a discussion of the understanding between Messrs. Langman and Sweet and the Entities Affiliated with Rhône Capital III with respect to such shares.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain, and awards are outstanding under, three equity compensation plans: the 2000 Stock Incentive Plan (the “2000 Plan”), the 2013 Performance Incentive Plan (the “2013 Plan”) and the Employee Stock Purchase Plan (the “ESPP”). These plans have each been approved by our stockholders. No new awards may be granted under the 2000 Plan.

The following table sets forth, for each of our equity compensation plans, the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of October 31, 2014.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	17,676,117	[1]	$4.54	[2]	12,282,302	[3]
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	17,676,117		$4.54		12,282,302

[1]

Of these shares, 6,337,609 and 1,120,000 were subject to options then outstanding under the 2000 Plan and 2013 Plan, respectively, and 6,268,508 and 3,950,000 were subject to restricted stock unit awards then outstanding under the 2000 Plan and 2013 Plan, respectively. This number does not include 15,000 shares and 160,000 shares that were subject to then-outstanding, but unvested, restricted stock awards under the 2000 Plan and 2013 Plan, respectively, because those securities have been subtracted from the number of securities remaining available for future issuance under Column (c).

[2]	This weighted-average exercise price does not reflect the 10,218,508 shares subject to outstanding restricted stock units.

[3]

This number of shares is presented after giving effect to the 198,182 shares purchased under the ESPP for the purchase period that ended December 31, 2014. Of the aggregate number of shares that remained available for future issuance, 11,542,572 were available under the 2013 Plan and 739,730 were available under the ESPP. As noted above, no new awards may be granted under the 2000 Plan. Subject to the express limits of the 2013 Plan, shares available for award grants under that plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, restricted stock and other forms of awards granted or denominated in shares of our common stock or units of our common stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Andrew P. Mooney.	59	Chief Executive Officer
Richard Shields	57	Chief Financial Officer
Pierre Agnes	50	President
Alan C. Vickers	63	Executive Vice President, Global Wholesale Sales and Operations, and General Manager, Americas Region

For additional information with respect to Mr. Mooney who is also a nominee as director, see “Election of Directors.”

Richard Shields has served as our Chief Financial Officer since May 2012. Prior to joining Quiksilver, Mr. Shields served as Chief Financial Officer of Oakley, Inc., a global designer, manufacturer and distributor of performance eyewear, as well as apparel, footwear and accessories, from 2005 to May 2012. Mr. Shields has also served as the Chief Financial Officer of Southwest Water Company from 2002-2005, Day Software from 2001-2002, Winfire from 1999-2001, Frames N Lens Optical from 1996-1999, and in various financial capacities with AST Research and Taco Bell Corporation between 1985-1996. Mr. Shields was with Price Waterhouse from 1982-1985. He received a B.A. from Eastern Washington University and an MBA from the University of Notre Dame.

Pierre Agnes has served as our President since November 1, 2014. Prior to that he served as Global Head of Apparel since March 2013 and President of Quiksilver Europe since June 2005. Prior to that he served as Managing Director of Quiksilver Europe since December 2003. Between 1992 and 2002, Mr. Agnes founded and operated Omareef Europe, a licensee of Quiksilver for wetsuits and eyewear that we purchased in November 2002. Mr. Agnes originally joined Quiksilver in 1988, first as team manager, and later in various capacities throughout our European marketing operations.

Alan C. Vickers has served as our Executive Vice President, Global Wholesale Sales and Operations, and General Manager, Americas Region since November 2014. Mr. Vickers previously served as our Senior Vice President, International Sales from March 2014 through October 2014. Mr. Vickers was Vice President, International of Brown Shoe Inc., owner of the Famous Footwear and Naturalizer footwear retailers, from August 2011 to October 2013. He also served as Vice President, International of Nautilus, Inc., a fitness equipment manufacturer, from February 2009 to July 2011. Prior to that Mr. Vickers served in various leadership positions at Starbucks Corporation’s Middle East franchise, Reebok, Inc. and Nike, Inc. Mr. Vickers received a Bachelor of Education from the University of London.

Our executive officers are appointed by the board of directors and serve until their successors have been duly appointed and qualified, unless sooner removed.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses our executive compensation policies and programs and the compensation decisions regarding fiscal 2014 compensation with respect to our “named executive officers,” who are defined under Securities and Exchange Commission rules as a company’s chief executive officer, chief financial officer and the other three most highly compensated executive officers serving at fiscal year-end. For fiscal 2014, our named executive officers were:

—	Andrew P. Mooney (Chief Executive Officer and President);

—	Richard Shields (Chief Financial Officer);

—	Pierre Agnes (Global Head of Apparel and President – Quiksilver Europe);

—	Robert B. McKnight, Jr. (Executive Chairman); and

—	Charles S. Exon (Chief Legal Officer and Secretary).

As described below under “Employment and Retirement Agreements,” Messrs. McKnight and Exon retired as executive officers as of the end of fiscal 2014. Mr. Agnes was appointed as our President effective November 1, 2014.

The Compensation Committee

Compensation for our executive officers is determined by our compensation committee which currently consists of William M. Barnum, Jr. (Chairman), Joseph F. Berardino and Andrew W. Sweet. Each of the members (i) satisfies all of the independence requirements under the current NYSE listing standards, as discussed under the “Director Independence” section of this proxy statement, (ii) are “outside directors” (as defined in the regulations promulgated pursuant to Section 162(m) of the Code) and (iii) are “non-employee directors” as defined in Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934. The compensation committee’s responsibilities are set forth in its charter. The compensation committee has full authority to directly retain the services of outside counsel and compensation consultants without consulting or obtaining the approval from any of our officers. In order to preserve maximum flexibility for awarding, as well as taking appropriate deductions for, executive compensation, the board of directors formed a subcommittee of the compensation committee in January 2014. The subcommittee did not take any actions during fiscal 2014. See “Board Committees and Meetings – Compensation Committee” above for more information regarding the subcommittee.

Role of Executive Officers in Compensation Decisions

Mr. Mooney, our Chief Executive Officer, and other executive officers, attended portions of compensation committee meetings throughout the year in order to provide information and help explain data relating to matters under consideration by the committee. However, they were not present during deliberations or determinations of their respective compensation or during executive sessions. In addition, our executive officers have, from time to time, provided data and other materials to the committee to assist in the committee’s evaluation of executive compensation as well as materials relevant to the historical compensation and performance of our executive officers. In particular, Mr. Mooney provided the committee with input regarding his assessment of the other executive officers’ performance during fiscal 2014 and a recommendation regarding the amount and type of compensation to be paid to them.

Role of Compensation Consultant

No compensation consultant had a role in determining or recommending the amount or form of executive officer compensation during fiscal 2014. However, during fiscal 2014, our compensation committee retained

Mercer LLC, an external, independent compensation consultant to assist the committee in its duties, including by advising the committee with respect to a redesigned long-term incentive compensation program for fiscal 2015 and beyond that further implements our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. In accordance with the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, our compensation committee assessed the independence of Mercer and concluded that no conflicts of interest exist that would prevent Mercer from providing independent and objective advice to the committee. The compensation committee instructed Mercer to design and present to the committee a long-term incentive compensation program consisting of equity-based awards that would be granted to our executive officers and other key employees, to be implemented in fiscal 2015.

Compensation Philosophy and Objectives

The compensation committee believes that we must be able to attract, motivate and retain qualified executives in order to be successful. To that end, the committee annually re-evaluates our executive compensation structure to support our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. The general principles followed by our committee are (i) to provide a cash compensation package consisting of competitive base salaries and incentive opportunities that are linked to corresponding levels of individual and corporate operating performance and (ii) to grant equity incentives pursuant to which increases in our stock price result in an increase in value for the executive officer, thus creating an incentive for our executive officers to increase our long-term stock performance.

Our executive compensation packages generally consist of the following elements:

—	Annual base salary;

—	Annual performance-based cash bonuses;

—	Equity-based compensation consisting of stock options, restricted stock and/or restricted stock unit awards;

—	Severance benefits; and

—

Perquisites which include, among other things, health, disability and life insurance, 401(k) matching contributions (which may be funded, or not, as determined by the compensation committee on an annual basis), a clothing allowance to purchase our products at wholesale prices and (for Mr. Mooney only) a car service and tax gross-up reimbursement associated with such car service.

The combination of these compensation elements is intended to provide an opportunity for our executives to earn a total compensation package which is closely linked to our overall financial and operating performance. We also strive to ensure that our compensation program is competitive with the total compensation paid to similarly situated executives at other companies that we believe would be likely to compete with us for executive talent. However, we do not attempt to set each compensation element for each executive within a particular range related to levels provided by other companies. We believe that each element of our executive compensation program is beneficial in meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. Except as otherwise specifically noted in this Compensation Discussion and Analysis, executive compensation decisions made by the compensation committee are inherently subjective and the result of the compensation committee’s business judgment. In making its decisions regarding base salary, target and maximum bonus, and equity award grant levels for the named executive officers, the compensation committee generally considers (in addition to other items specifically noted below) the scope of the executive’s responsibility and the relative internal value to us of the position, the executive’s experience, past performance and expected future contributions, and the need to attract or retain the particular executive.

Stockholder Advisory Vote

In March 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 86% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout fiscal 2014, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, for fiscal 2014 our compensation committee retained our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders.

Employment Agreements with our Named Executive Officers

During fiscal 2014, we were party to employment agreements with each of our named executive officers that provided certain compensation, severance and, in some instances, change in control benefits. The employment agreements, and the benefits provided thereunder, are described in detail under “Employment and Retirement Agreements” below.

The compensation committee believes that these employment agreements are an essential element of our executive officers’ compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to preserve employee morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. The severance benefits contained in these agreements also allow executives to assess restructuring and major corporate transactions objectively without regard to the potential impact on their job security.

Design of the Executive Compensation Program

The major elements to our executive compensation program are reviewed and determined annually by the compensation committee, based on the criteria set forth below:

Base Salary

Our executive officer base salaries are reviewed and, if appropriate, adjusted annually by the compensation committee, although minimum salary levels are provided in each executive officer’s employment agreement. We try to ensure that the base salaries are competitive with similarly situated companies in terms of sales, breadth of product lines, multiple distribution channels, international operations and other related factors, but we do not draw rigid comparisons to such similarly situated companies’ executive compensation. We have not established a specific formula for determining base salary increases or decreases, nor have we identified a specific or consistent group of companies that we believe to be “similarly situated” as these may change from time to time. Further, in fiscal 2014, we did not perform any specific competitive company compensation analysis with respect to setting the base salary levels of our executive officers.

The compensation committee met in October 2013 to consider the fiscal 2014 base salaries of our executive officers. The compensation committee agreed to maintain the fiscal 2013 base salary rates for our named executive officers for fiscal 2014. Effective November 1, 2013, the annualized base salary of each named executive officer (which was the same annualized base salary as in effect for the named executive officer for fiscal 2013) was as follows:

Executive Officer	Fiscal 2014 Base Salary
Andrew P. Mooney	$1,000,000
Richard Shields	$550,000
Pierre Agnes	$617,500(1)
Robert B. McKnight, Jr.	$1,000,000
Charles S. Exon	$550,000

(1)	Mr. Agnes’ cash compensation is paid in euros. For purposes of this Compensation Discussion and Analysis, all amounts paid to Mr. Agnes have been translated into U.S. dollars at an exchange rate of 1.3 U.S. dollars for each euro.

Annual Performance-Based Cash Bonus

We maintain our annual cash bonus plan, or Incentive Compensation Plan, in order to tie cash bonuses directly to the achievement of specific annual performance and operating goals. Our compensation committee believes this is an appropriate mechanism to incentivize our executive officers and align their compensation with the interests of our stockholders. The Incentive Compensation Plan provides an opportunity for our executive officers to earn annual performance-based cash bonuses based on our financial and operating performance and/or the executive officer’s individual performance during the fiscal year, with the exact criteria to be determined in the discretion of the compensation committee. Generally, after the end of each fiscal year, the compensation committee reviews our performance against the previously established company-wide or regional financial and operating goals and, if applicable, evaluates each executive officer’s performance against the individual goals set for that officer.

In October 2013, the compensation committee approved bonus award opportunities for fiscal 2014 under our Incentive Compensation Plan. Subject to the opportunity to earn more if we significantly exceeded our Pro Forma Adjusted EBITDA target, each of the named executive officers was eligible to receive a target bonus under our Incentive Compensation Plan equal to 125% of his fiscal 2014 annual base salary. For fiscal 2014, the compensation committee determined that each named executive officer’s bonus award opportunity would be based solely on achievement of a company-wide fiscal 2014 Pro Forma Adjusted EBITDA target of $170,000,000; provided however, that the ultimate award of any cash bonus even if the target was achieved was subject to reduction or elimination in the discretion of the compensation committee at the end of the fiscal year based on its assessment of our financial condition at such time. The compensation committee based each named executive officer’s bonus award opportunity solely on Pro Forma Adjusted EBITDA based on the committee’s desire to emphasize profit improvement in fiscal 2014. No bonus could be awarded to a named executive officer unless at least 80% of the target was achieved. In addition, each named executive officer was eligible to receive bonuses in excess of his target bonus if Pro Forma Adjusted EBITDA exceeded 110% of the target, with the additional bonus at a rate equal to 5% of the individual’s target bonus for each 1% over 110% of the target. Pro Forma Adjusted EBITDA is defined as income (loss) from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) provision/(benefit) for income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense, (v) asset impairments, and (vi) restructuring and other special charges (including, but not limited to, reserves and other charges associated with restructuring activities, non-operating charges for gains and losses on lease exit activities, as well as severance and other employee termination costs as a result of downsizing and reorganization).

Although Mr. Mooney’s employment agreement provides that a portion of his annual bonus will be based on his attainment of personal performance objectives determined by the compensation committee, Mr. Mooney elected to participate in the Incentive Compensation Plan on the same terms as our other named executive officers. As a result, 100% of Mr. Mooney’s fiscal 2014 bonus opportunity was based solely on achievement of our Pro Forma Adjusted EBITDA target.

For fiscal 2014, because less than 80% of our Pro Forma Adjusted EBITDA target was achieved, no cash bonuses were awarded to our named executive officers under the Incentive Compensation Plan.

Equity-Based Compensation

The compensation committee believes that the use of equity-based awards very closely aligns executive compensation with changes in our stock price and the value to be received by our stockholders during the same period, as well as provides an opportunity for increased equity ownership by our executive officers, which helps further link the interests of our executive officers with those of our stockholders. In March 2013, our stockholders approved the 2013 Performance Incentive Plan, which allows for certain equity based awards to be made to eligible participants.

Under our 2013 Performance Incentive Plan, the compensation committee has discretion, subject to the terms of the plan, to determine which executive officers are to receive awards, the time or times when awards are to be made, the number of shares subject to each award and the type of award, and the vesting and other provisions of the award.

Stock Price-Based RSUs. Between June 2011 and January 2013, the compensation committee granted restricted stock unit awards, which we refer to in this proxy statement as “Stock Price-Based RSUs,” to our named executive officers in the following aggregate amounts.

Executive Officer	2011-2013 Aggregate Stock Price-Based RSUs (#)
Andrew P. Mooney.	2,000,000
Richard Shields.	700,000
Pierre Agnes	1,000,000
Robert B. McKnight, Jr.	2,000,000
Charles S. Exon	700,000

These Stock Price-Based RSUs vest only (i) if during any consecutive thirty (30) day period the weighted average per-share trading price of our common stock equals or exceeds $12.50; or (ii) in the event of a change of control (as such event is described in the applicable Stock Price-Based RSU agreements) pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28. Vesting of the Stock Price-Based RSUs requires continued service of each executive officer through the applicable vesting date, except that, in the event that an executive officer ceases to provide service to us due to his or her death, permanent disability, retirement or termination by us other than for misconduct (as such events are described in the applicable Stock Price-Based RSU agreements), then the executive officer is entitled to retain a number of Stock Price-Based RSUs equal to the product of (i) the total number of Stock Price-Based RSUs granted, and (ii) a fraction, the numerator of which is the number of whole months which have passed since the original grant date of such award and the denominator of which is the number of months between the grant date and November 1, 2016. The retained portion of the award remains subject to the applicable stock price-based vesting condition described above. Unless otherwise authorized by the compensation committee, in the event that an executive officer voluntarily resigns or is terminated for misconduct (as such events are described in the applicable Stock Price-Based RSU agreements), then all such executive officer’s Stock Price-Based RSUs will be cancelled and forfeited without any consideration. Upon vesting, the shares of common stock subject to the Stock Price-Based RSUs are immediately issued to the grantee. The Stock Price-Based RSUs terminate if they do not vest prior to November 1, 2016.

The numbers of Stock Price-Based RSUs granted to Messrs. Agnes and McKnight as presented in the table above are net of certain equity awards that were previously awarded and cancelled, and reflect the aggregate number of Stock Price-Based RSUs awarded between June 2011 and January 2013 and retained by these executives, as described in more detail in our proxy statement for our 2014 annual meeting of stockholders.

The Stock Price-Based RSUs reflect the compensation committee’s desire at the time of each of the grants to align the interests of our named executive officers with those of our stockholders by providing a significant economic opportunity that could be realized in circumstances where our stockholders received a very substantial return from the then current trading price of our common stock.

No Stock Price-Based RSUs or other equity awards were granted in fiscal 2014 to our named executive officers because the compensation committee believed that the previously granted Stock Price-Based RSUs described above were sufficiently large such that new equity awards in fiscal 2014 were not warranted.

Upon their termination of employment, Messrs. McKnight and Exon forfeited 750,000 and 262,500 of their Stock Price-Based RSUs, respectively. The Stock Price-Based RSUs retained by Messrs. McKnight and Exon will continue to be subject to the stock price-based vesting conditions applicable to these awards described above.

Severance and Change in Control Benefits

The compensation committee believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of our named executive officers and certain other executive officers under the terms of each executive’s employment agreement with us. The compensation committee evaluates the level of severance benefits provided to each named executive officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail below under “Employment and Retirement Agreements” and under “Potential Payments Upon Termination, Change in Control or Corporate Transaction,” certain payments may be made to our named executive officers upon a change in control or the termination of the executive’s employment with us depending upon the circumstances surrounding the termination of the executive’s employment.

As further described in more detail below under “Employment and Retirement Agreements,” we entered into retirement agreements with Messrs. McKnight and Exon in October 2014, pursuant to which they became entitled to certain payments following the termination of their employment as executive officers.

Perquisites

We provide perquisites to our executive officers that we believe are typical of those provided to senior executives at other companies that compete with us for executive officer talent, which include health and group term life insurance benefits, long-term disability benefits, 401(k) matching benefits (which may be funded, or not, as determined by the compensation committee on an annual basis), a clothing allowance for the purchase of our products at wholesale prices and (for Mr. Mooney only) a car service and related tax gross-up reimbursement. The provision of these perquisites is not tied to individual or corporate operating and financial performance. Instead, the compensation committee believes that these perquisites are beneficial to the creation of a competitive compensation package that is required to retain our executive officers’ services. Further, in the case of the clothing allowance provided to our executive officers, the compensation committee believes that it is important for our executive officers and their families to use the products that we sell and distribute. In addition, with respect to the car service and associated tax gross-up provided to Mr. Mooney, the committee believes that this benefit will permit a more efficient use of Mr. Mooney’s travel time, including allowing Mr. Mooney to conduct company business during his substantial commute between our headquarters and his home.

Tax and Accounting Implications

Section 162(m) of the Code limits our ability to deduct certain compensation over $1,000,000 paid to certain of our executive officers unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. Our compensation committee considers the impact of Section 162(m) when approving compensation for our executive officers. However, the compensation committee believes that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not the compensation is fully deductible under Section 162(m). Accordingly, some compensation paid to our executive officers may not be deductible to the extent that the aggregate of non-exempt compensation exceeds the $1,000,000 level. In addition, there can be no assurance that compensation intended to qualify for deductibility under Section 162(m) will, in fact, be deductible.

Material Compensation Committee Actions After Fiscal 2014

As described in more detail under “Employment and Retirement Agreements – Mr. Mooney” below, in November 2014 we entered into an amendment to Mr. Mooney’s employment agreement pursuant to which he agreed to receive an award of restricted stock units in lieu of his cash base salary (other than a limited amount to cover certain health and welfare plan premiums) for fiscal 2014.

On November 3, 2014, we granted awards of performance restricted stock units, which we refer to herein as “PSUs,” to certain of our employees, including 750,000 PSUs to Mr. Mooney, 150,000 PSUs to Mr. Shields and 350,000 PSUs to Mr. Agnes. Under the applicable award agreements, half of the PSUs granted are eligible for vesting based on achievement of certain financial goals for fiscal 2015 (2015 PSUs) and half are eligible for vesting based on achievement of certain financial goals for fiscal 2016 (2016 PSUs). Depending on our achievement of those financial goals, the number of 2015 PSUs and 2016 PSUs that vest (and the number of shares of our common stock that may be issued upon such vesting) may range from zero to 200% of the amount of the grant. Generally, vesting of the 2015 PSUs and the 2016 PSUs requires continued service of the employee through October 31, 2016. However, if the employee experiences a “qualifying termination” during fiscal 2015, meaning that the employee’s employment is terminated (i) by us without cause (as defined in the agreement), (ii) due to the employees death or permanent disability (as defined in the agreement), or (iii) by the employee for “good reason” (but only if the employee is party to a separate employment agreement that provides for the payment of severance upon such a termination, which is the case with each named executive officer), then upon the occurrence of the qualifying termination, the employee will be entitled to retain a prorated portion of 2015 PSUs based on the ratio of the number of calendar days in fiscal 2015 that occurred while the employee was in service to the total number of calendar days in fiscal 2015. The retained 2015 PSUs will remain subject to the vesting conditions described above. In the event of a qualifying termination during fiscal 2015, the employee’s 2016 PSUs will terminate and be cancelled. If the employee experiences a qualifying termination during fiscal 2016, it will have no impact on the employee’s 2015 PSUs and the employee will retain a portion of the employee’s 2016 PSUs to the same extent as the employee would have retained 2015 PSUs had the qualifying termination taken place in fiscal 2015.

In the event that a change in control of Quiksilver occurs during fiscal 2015, and in connection with such event Quiksilver ceases to exist or ceases to exist as a public company, the number of 2015 PSUs and 2016 PSUs that vest as a result shall each be determined by deeming each of the financial goals for the applicable period satisfied at the target/100% level; provided, however, that if and to the extent the compensation committee determines that our actual performance for fiscal 2015 through the date of the change in control event exceeds such target/100% level (with the applicable financial goal being prorated for the applicable period), the compensation committee may determine a greater number of 2015 PSUs will vest to reflect the actual performance level. In the event that a change in control of Quiksilver occurs during fiscal 2016, and in connection with such event Quiksilver ceases to exist or ceases to exist as a public company, it will have no impact on the employee’s 2015 PSUs and the vesting of the employee’s 2016 PSUs will be determined in the same manner as the employee’s 2015 PSUs would have been determined had the change in control event occurred during fiscal 2015.

Summary Compensation Table – Fiscal 2012, 2013, 2014

The following table sets forth summary information concerning the compensation of each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended October 31, 2012, 2013 and 2014:

Name and Principal Position(1)	Year	Salary $	Bonus $	Stock Awards(2) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation $	All Other Compensation(3) $	Total $
Andrew P. Mooney	2014	1,000,000	—	—	—	—	52,300	1,052,300
President and Chief Executive Officer	2013	803,200	25,000	9,084,000	—	504,808	41,600	10,458,608

Richard Shields	2014	550,000	—	—	—	—	8,900	558,900
Chief Financial Officer	2013	522,900	—	—	—	—	8,700	531,600
	2012	231,100	15,600	1,589,000	424,100	46,900	3,700	2,310,400

Pierre Agnes(4)	2014	617,500	—	—	—	—	7,200	624,700
Global Head of	2013	617,500	—	548,000	—	—	7,000	1,172,500
Apparel and President – Quiksilver Europe	2012	617,500	38,700	—	—	77,300	7,000	740,500

Robert B. McKnight, Jr.	2014	1,000,000	—	—	—	—	2,008,800(5)	3,008,800
Executive Chairman	2013	1,000,000	—	5,088,000	—	—	8,600	6,096,600
	2012	992,300	62,500	—	—	156,300	8,600	1,219,700

Charles S. Exon	2014	550,000	—	—	—	—	833,800(6)	1,383,800
Chief Legal Officer	2013	550,000	—	—	—	—	8,600	558,600
and Secretary	2012	545,700	34,400	—	—	85,900	8,600	674,600

(1)	The principal position for each executive officer reflects the executive office(s) and title(s) held by each of them during the fiscal year ended October 31, 2014. Messrs. McKnight and Exon each retired as an executive officer on October 31, 2014. Mr. Agnes was appointed as our President effective November 1, 2014.

(2)	The amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our executive officers. In accordance with SEC requirements, these amounts reflect the aggregate grant date fair value computed in accordance with the provisions of ASC Topic 718 related to stock and option awards to the named executive officers in the referenced fiscal year and without any adjustment for estimated forfeitures. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2014 filed with the SEC on December 23, 2014 for information regarding assumptions underlying the valuation of stock and option awards.

(3)	The amount listed in this column for fiscal 2014 for Mr. Mooney includes $2,000 for a life insurance policy premium, $29,900 for car service for travel between his home and our headquarters and for business related travel in southern California, and $15,400 tax gross-up reimbursement associated with such car service. For Mr. Shields for fiscal 2014, this amount includes $2,000 for a life insurance policy premium and $1,900 for a long-term disability policy premium. For Mr. Agnes for fiscal 2014, this amount includes $2,000 for life insurance policy premiums. In addition, in fiscal 2014, each executive officer received a quarterly clothing allowance of $1,250, or $5,000 annually, (1,000 euros, or 4,000 euros annually for Mr. Agnes) to purchase our products at our wholesale prices, which is also included.

(4)	Mr. Agnes’ base salary and bonus were set in euros and his base salary and bonus amounts reflect the U.S. dollar value of these payments at an average exchange rate during fiscal 2012, fiscal 2013 and fiscal 2014 of approximately 1.3 U.S. dollars per euro.

(5)	This amount includes $2,000 for a life insurance policy premium and $1,800 for a long-term disability policy premium. In addition, pursuant to Mr. McKnight’s retirement agreement, as described in more detail below under “Employment and Retirement Agreements,” we will pay him a total of $2,000,000 in severance payable in twenty-four equal monthly installments, which began in November 2014 and continue through October 2016, which is also included.

(6)	This amount includes $2,000 for a life insurance policy premium and $1,800 for a long-term disability policy premium. In addition, pursuant to Mr. Exon’s retirement agreement, as described in more detail below under “Employment and Retirement Agreements,” we will pay him a total of $825,000 in severance payable in eighteen equal monthly installments which began in November 2014 and continue through April 2016, which is also included.

Employment and Retirement Agreements

Mr. Mooney

In connection with his appointment as our President and Chief Executive Officer in January 2013, we entered into an employment agreement with Mr. Mooney. Pursuant to the employment agreement, we agreed to pay Mr. Mooney an annual base salary of $1,000,000, that is subject to periodic review by us and that may be adjusted (but not below the greater of $83,333 per month or, if his base salary is increased, its then-current amount) based on our performance, his performance, market conditions or such other factors as are deemed relevant by us. The employment agreement also provides that he is eligible for an annual bonus pursuant to our Incentive Compensation Plan on terms approved by the board or our compensation committee with a target amount equal to 125% of his annual base salary, prorated for the portion of the fiscal year that he is employed by us. Seventy-five percent of the bonus award is based on our achieving an earnings before interest, taxes, depreciation and amortization (“EBITDA”) target determined by the compensation committee. The amount of the bonus award attributable to EBITDA will be increased or decreased by 5% for each full 1% difference in our attainment of the EBITDA target, provided that no bonus award attributable to EBITDA will be paid if we attain an EBITDA that is less than 85% of the target. Twenty percent of the bonus award is based on his attainment of personal performance objectives determined by the compensation committee in collaboration with Mr. Mooney. Five percent of the bonus award is determined by the compensation committee in its discretion. We are also required to provide him with a clothing allowance of $5,000 annually and car service for travel between his home in Los Angeles and our headquarters and for business related travel in southern California.

The employment agreement requires that we maintain a $2,000,000 term life insurance policy on Mr. Mooney’s life (subject to his establishing and maintaining insurability); provided, that we are not required to pay annual premiums for the policy in excess of $5,000.

The employment agreement also provides that Mr. Mooney will be eligible to participate in our 2000 Stock Incentive Plan, or any successor equity plan, on such terms as are established by the board of directors. The agreement further provides that all stock options granted to Mr. Mooney will provide that if he is terminated by us without “Cause”, by Mr. Mooney for “Good Reason”, or as a result of his death or disability, all options will automatically vest in full on an accelerated basis and the options will remain exercisable until the earlier of (i) the first anniversary of his termination, (ii) the end of the option term or (iii) termination pursuant to other provisions of the applicable option plan or agreement (e.g., a corporate transaction). “Cause,” as defined in Mr. Mooney’s employment agreement, is substantially similar to the definition of Cause in the employment agreements of our other executive officers as described below. “Good Reason,” as defined in his employment agreement, is substantially similar to the definition of Good Reason in the employment agreements of our other executive officers as described below, except that it also includes (x) our failure to nominate Mr. Mooney for election as a director, (y) the failure of our stockholders to elect or re-elect Mr. Mooney as a member of the board of directors and (z) the appointment of someone other than Mr. McKnight to the office of Executive Chairman.

The employment agreement and Mr. Mooney’s employment with us automatically terminate on October 31, 2017 (unless the parties agree to an extension), but may be terminated earlier by us without Cause at any time for any reason, subject to the payment of the amounts described below. If (i) the employment agreement terminates on October 31, 2017 and Mr. Mooney’s employment terminates effective the same date, (ii) we terminate his employment without Cause prior to October 31, 2017, or (iii) Mr. Mooney terminates his employment for Good Reason within six months following the initial existence of the condition or conditions constituting good reason, the terms of his employment agreement provide that we will (1) pay the full amount of any unpaid annual bonus earned from the preceding fiscal year, (2) continue to pay Mr. Mooney’s base salary for a period of twenty-four months, (3) pay a pro rata portion of the annual bonus, if any, for the fiscal year in which such termination occurs, and (4) pay an amount equal to two times the average annual bonus earned by Mr. Mooney during the two most recently completed fiscal years payable over twenty-four months following termination. If, prior to October 31, 2017, we terminate Mr. Mooney’s employment for Cause or he terminates his employment without Good Reason, then he will receive his base salary and benefits earned and accrued prior to termination (including the full amount of any unpaid annual bonus that was earned for the preceding fiscal year) and, if the basis for Cause is his death or personal disability, the pro rata portion of his bonus for the year in which termination occurs. In order to be eligible to receive the payments specified above, other than those earned prior to termination, Mr. Mooney must execute a release of claims.

Pursuant to his employment agreement, we also agreed to grant Mr. Mooney an aggregate of 2,000,000 Stock Price-Based RSUs, which were awarded in fiscal 2013. For a description of the terms and conditions of these Stock Price-Based RSUs and the Stock Price-Based RSUs granted to our other named executive officers, see “Compensation Discussion and Analysis – Design of Executive Compensation Program – Equity Based Compensation” above.

In November 2014, we entered into an amendment to Mr. Mooney’s employment agreement. Pursuant to the amendment, for our fiscal year commencing November 1, 2014 and ending October 31, 2015, in lieu of his cash base salary Mr. Mooney was granted 675,676 restricted stock units, which we refer to in this proxy statement as “Salary RSUs.” In accordance with the amendment, the number of Salary RSUs granted to Mr. Mooney was determined by dividing $1,250,000 by $1.85, the closing price of our common stock on the New York Stock Exchange on November 3, 2014. The Salary RSUs will vest, and the shares of our common stock subject to the Salary RSUs will be issued to Mr. Mooney, on or promptly following October 31, 2015, if he is still in our service as an employee as of such date. If Mr. Mooney ceases to provide services as an employee prior to October 31, 2015 due to his death, permanent disability, retirement, or termination of service by us other than for Cause, then he will vest as of the date of such termination of service in a number of Salary RSUs equal to the product of (i) the total number of Salary RSUs granted and (ii) a fraction (not greater than one), the numerator of which is the number of whole months which have passed since November 1, 2014 and the denominator of which is twelve. The Salary RSUs will terminate if they do not vest prior to November 1, 2015. In addition, each month during fiscal 2015 we will pay Mr. Mooney an amount of base salary in cash sufficient (on a net basis after taking any tax withholding obligations into account with respect to such payment) to cover the premiums actually paid or payable by Mr. Mooney for that month to continue coverage under our group health, long-term disability and life insurance programs.

Under the amendment, Mr. Mooney’s “base salary” for fiscal 2015 will be deemed to be $1,000,000 for the purposes of the severance provisions in his employment agreement, should such severance provisions be triggered. Additionally, Mr. Mooney’s target bonus eligibility under his employment agreement for fiscal 2015 is $1,250,000, prorated, if necessary, for that portion of fiscal 2015 of actual employment. Unless his employment agreement is modified by further amendment, Mr. Mooney’s base salary will revert back to an annualized cash amount of $1,000,000 starting with our fiscal year commencing November 1, 2015.

Messrs. Shields, Agnes, McKnight and Exon

We were also party to an employment agreement during fiscal 2014 with each of: Richard Shields, our Chief Financial Officer, Pierre Agnes, our President, and our former executives Robert B. McKnight, Jr. and Charles S. Exon. The employment agreements with Messrs. McKnight and Exon were superseded by the their retirement agreements described below.

The agreements with these executives and, under the terms of those agreements, their employment with us, will automatically terminate on October 31, 2016 (unless the parties agree to an extension and except that Mr. McKnight’s employment agreement provided for termination on October 31, 2017). These agreements may be terminated by us or the executive for any reason, subject to the payment of certain amounts as set forth below. Under these agreements, we currently pay base salaries at an annual rate equal to the following: $550,000 for Mr. Shields; and €475,000 (approximately U.S. $617,500, assuming an exchange rate of 1.3 US dollars per euro) for Mr. Agnes. The fiscal 2014 base salaries were $1,000,000 for Mr. McKnight and $550,000 for Mr. Exon. Our compensation committee has the discretion to adjust these base salaries based on our performance, the individual’s performance, market conditions or such other factors as the committee deems relevant, provided that they may not be reduced below the amounts set forth above (except Mr. Shields’ base salary which may not be reduced below $500,000). The agreements also provide that each executive is eligible to receive an annual discretionary bonus on terms approved by the compensation committee.

Each agreement requires us to maintain a term life insurance policy on the life of the executive (U.S. $2,000,000 policy in the case of Messrs. McKnight, Shields and Exon, and €2,000,000 policy in the case of Mr. Agnes), payable to their designees; provided, however, that we are not required to pay annual premiums for the policies in excess of U.S. $5,000 in the case of Messrs. McKnight, Shields and Exon, and €5,000 in the case of Mr. Agnes. The agreements also provide that the executives will continue to be participants in our 2000 Stock Incentive Plan, or any successor equity plan, on terms established by our board of directors, but, except in the case of Mr. McKnight, on terms substantially similar to those granted to our other senior executives of an equivalent level. Each agreement further provides that the executives will be covered by our group health insurance programs and our long-term disability plan for senior executives on the same terms and conditions applicable to comparable employees. We also provide each executive with a clothing allowance to purchase company products at our wholesale prices.

If we terminate an executive’s employment without “Cause” (as defined below), or if the executive terminates his employment for “Good Reason” (as defined below) within six months of the event constituting Good Reason, the employment agreements provide that we will: (1) continue to pay the executive’s base salary (or gross remuneration in the case of Mr. Agnes) for a period of eighteen months (twenty-four months in the case of Mr. McKnight), (2) pay a pro rata portion of the annual bonus earned, if any, for the fiscal year in which the termination occurs, (3) pay the full amount of any unpaid annual bonus earned from the preceding fiscal year, and (4) in the case of Mr. McKnight, pay an amount equal to two times the average annual bonus earned by him during the two most recently completed fiscal years, payable over twenty-four months following his termination. For each of Messrs. McKnight, Shields and Exon, if his termination were to occur within twelve months following a “Change in Control” (as defined below), the period of salary continuation is increased by six months (twelve months in the case of Mr. McKnight) and, in the case of Mr. McKnight only, the payment based on average annual bonus increased to three times such average. The payments set forth above are also payable in the event that the executive’s employment agreement terminates on October 31, 2016 (October 31, 2017 in the case of Mr. McKnight) and the executive’s employment terminates effective the same date. If we terminate an executive for Cause or the executive terminates his employment without Good Reason, then the executive will receive his base salary and benefits earned and accrued prior to termination and, if the basis for Cause is the executive’s death or disability, a pro rata portion of his annual bonus earned for the year in which the termination occurs. In order to receive the payments specified above, other than those earned prior to termination, the executive is required to sign a release of claims.

Each of the agreements requires that if we grant stock options to the executive after the date of the agreement, the options must provide that if the executive is terminated by us without Cause, as a result of the executive’s death or disability or by the executive for Good Reason, all of the options will automatically vest in full on an accelerated basis and remain exercisable until the earlier to occur of (1) the first anniversary of the termination, (2) the end of the option term, or (3) termination pursuant to other provisions of the option plan or option agreement, such as a corporate transaction.

For purposes of these employment agreements, Cause generally includes (1) death, (2) permanent disability, (3) willful misconduct in the performance of duties, (4) commission of a felony or violation of law involving moral turpitude or dishonesty, (5) self-dealing, (6) willful breach of duty, (7) habitual neglect of duty, or (8) material breach by the executive of his obligations under the employment agreement.

For purposes of these employment agreements, Good Reason generally includes (1) the assignment to the executive of duties materially inconsistent with his position, as set forth in the agreement, without his consent, (2) a material change in his reporting level from that set forth in the agreement, without his consent, (3) a material diminution in his authority, without his consent, (4) a material breach by us of our obligations under the agreement, (5) the failure by us to obtain from any successor, before the succession takes place, an agreement to assume and perform our obligations under the employment agreement or (6) requiring the executive to be based, in the case of Messrs. McKnight, Shields and Exon, outside of the southern California area, and in the case of Mr. Agnes, more than 150 km from Saint Sean de Luz, France, without the executive’s consent.

Under the employment agreements with Messrs. McKnight, Shields and Exon, a “Change in Control” would generally include any of the following events: (1) any person (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of Quiksilver, Inc. representing more than 50% of the combined voting power of Quiksilver, Inc.’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction, except that a Change in Control will not be deemed to occur solely because a person’s beneficial ownership percentage exceeds 50% as a result of a repurchase or other acquisition of voting securities by Quiksilver, Inc. reducing the amount of outstanding voting securities, (2) any merger, consolidation or other business combination of Quiksilver, Inc. with or into another person is consummated, as a result of which the security holders of Quiksilver, Inc. immediately prior to the consummation of such transaction beneficially own, after such transaction, securities possessing less than 50% of the combined voting power of the surviving or acquiring person (or any person controlling the surviving or acquiring person), or (3) the sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Quiksilver, Inc. and its subsidiaries.

Retirement Agreements

On October 31, 2014, Robert B. McKnight, Jr., our former Executive Chairman, and Charles S. Exon, our former Chief Legal Officer and Secretary, each retired as an executive officer and we entered into a retirement agreement with each of them. Mr. McKnight continues to serve as a member of our Board of Directors.

Pursuant to his retirement agreement, Mr. McKnight receives severance payments of $83,333.33 per month, less applicable withholdings and deductions, commencing November 2014 and continuing through October 2016. In addition, pursuant to his retirement agreement, Mr. McKnight will continue to provide consulting and strategic advisory services to us on an as-requested basis for three years following his retirement. In consideration of these services, we will pay to Mr. McKnight a consulting fee of twelve installment payments of $83,333.33 per installment, with the first installment payable in November 2016 and installments continuing monthly thereafter through October 2017. During the period that Mr. McKnight is providing consulting services, we will also pay Mr. McKnight up to $894.33 per month should Mr. McKnight elect to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law.

Under Mr. McKnight’s retirement agreement, his stock options and restricted stock units were treated in accordance with our 2000 Stock Incentive Plan or 2013 Performance Incentive Plan, as applicable, and applicable individual award agreements, except that, in the event that Mr. McKnight ceases to provide services to us either as a director or consultant by reason of his death or permanent disability, any unexercised stock options that he holds as of the date that he ceases to provide services that have not previously expired will remain exercisable until October 31, 2017. Under these provisions, Mr. McKnight’s stock options remain outstanding and vest based on and subject to his continued service as a director or consultant to Quiksilver, and Mr. McKnight forfeited 750,000 Stock Price-Based RSUs upon his retirement. The portion of Mr. McKnight’s retained Stock Price-Based RSUs continue to be subject to the stock price-based vesting conditions applicable to the awards. The retirement agreement also provides for a release of claims against us by Mr. McKnight.

Pursuant to Mr. Exon’s retirement agreement, he receives severance payments of $45,833.33 per month, less applicable withholdings and deductions, commencing November 2014 and continuing through April 2016. In addition, pursuant to his retirement agreement, Mr. Exon will continue to provide consulting and strategic advisory services to us on an as-requested basis for two years following his retirement and we will provide Mr. Exon with the opportunity to access career transition/outplacement services for a period of six months from his retirement date at a cost not to exceed $10,000.

Under Mr. Exon’s retirement agreement, his stock options and restricted stock units were treated in accordance with our 2000 Stock Incentive Plan or 2013 Performance Incentive Plan, as applicable, and applicable individual award agreements, except that, in the event that Mr. Exon ceases to provide services to us as a consultant by reason of his death or permanent disability, any unexercised stock options that he holds as of the date that he ceases to provide services that have not previously expired will remain exercisable until October 31, 2017. Under these provisions, Mr. Exon’s stock options remain outstanding and vest based on and subject to his continued service as a consultant to Quiksilver, and Mr. Exon forfeited 262,500 Stock Price-Based RSUs upon his retirement. The portion of Mr. Exon’s retained Stock Price-Based RSUs continue to be subject to the stock price-based vesting conditions applicable to the awards. The retirement agreement also provides for a release of claims against us by Mr. Exon.

Grants of Plan-Based Awards – Fiscal 2014

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended October 31, 2014:

	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)

Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew P. Mooney	—	—	—	1,250,000	—	—	—	—	—	—	—	—

Richard Shields	—	—	—	687,500	—	—	—	—	—	—	—	—

Pierre Agnes	—	—	—	771,875(3)	—	—	—	—	—	—	—	—

Robert B. McKnight, Jr.	—	—	—	1,250,000	—	—	—	—	—	—	—	—

Charles S. Exon	—	—	—	687,500	—	—	—	—	—	—	—	—

(1)	The non-equity incentive plan awards reported under this caption represent awards pursuant to our Incentive Compensation Plan which do not provide for a threshold or maximum payout. The material terms of this plan are discussed above under the heading “Compensation Discussion and Analysis – Design of the Executive Compensation Program – Annual Performance-Based Cash Bonus.”

(2)	Additional information regarding the vesting and acceleration provisions applicable to these awards and other material terms of such awards are set forth below under the heading “Employment and Retirement Agreements” and “Potential Payments Upon Termination, Change in Control or Corporate Transaction – Award Agreements and Incentive Compensation Plan.”

(3)	Mr. Agnes’ Incentive Compensation Plan bonus was payable in euros but has been converted for purposes of this table into U.S. dollars at the average exchange rate during fiscal 2014 of 1.3 U.S. dollars per euro.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at October 31, 2014:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Andrew P. Mooney	01/11/13	—	—	—	—	—	—	800,000	(3)	1,400,000
	03/19/13	—	—	—	—	—	—	1,200,000	(3)	2,100,000

Richard Shields.	05/11/12	—	—	—	—	—	—	700,000	(3)	1,225,000
	05/11/12	133,332	66,668	3.01	05/12/22	—	—	—		—

Pierre Agnes	12/26/07	55,000	—	9.0000	12/27/17	—	—	—		—
	01/16/09	20,000	—	1.7700	01/17/19	—	—	—		—
	04/06/09	20,000	—	1.2500	04/07/19	—	—	—		—
	08/07/09	340,000	—	2.2300	08/08/19	—	—	—		—
	12/23/09	150,000	—	2.3500	12/24/19	—	—	—		—
	12/22/10	—	100,000	5.2000	12/23/20	—	—	—		—
	06/13/11	—	—	—	—	—	—	800,000	(3)	1,400,000
	11/13/12	—	—	—	—	—	—	200,000	(3)	350,000

Robert B. McKnight, Jr.	12/26/07	80,000	—	9.0000	12/27/17	—	—	—		—
	01/16/09	25,000	—	1.7700	01/17/19	—	—	—		—
	08/07/09	420,000	—	2.2300	08/08/19	—	—	—		—
	12/23/09	100,000	—	2.3500	12/24/19	—	—	—		—
	03/09/10	100,000	—	3.1000	03/10/20	—	—	—		—
	12/22/10	150,000	—	5.2000	12/23/20	—	—	—		—
	06/13/11	—	—	—	—	—	—	500,000	(3)	875,000
	11/13/12	—	—	—	—	—	—	500,000	(3)	875,000
	01/22/13	—	—	—	—	—	—	250,000	(3)	437,500

Charles S. Exon	12/26/07	60,000	—	9.0000	12/27/17	—	—	—		—
	08/07/09	315,000	—	2.2300	08/08/19	—	—	—		—
	12/23/09	100,000	—	2.3500	12/24/19	—	—	—		—
	12/22/10	100,000	—	5.2000	12/23/20	—	—	—		—
	06/13/11	—	—	—	—	—	—	437,500	(3)	765,625

(1)	Except for Mr. Agnes’ stock options, 100,000 of Mr. Shields’ stock options and the stock options granted in August 2009 (which are now fully vested), all stock options listed in the table above vested and became exercisable in three equal and successive annual installments over the three year period commencing on the date of grant, provided the executive officer remained in our service through the applicable vesting date. Mr. Agnes’ stock options (including those issued in August 2009) vest in a lump sum on the fourth anniversary of the applicable grant date, provided he remains in our service through such date. With respect to 100,000 of Mr. Shields’ options, they vest only if, and to the extent that, he achieved certain performance objectives prior to November 1, 2012, and the portion of such options for which performance objectives were achieved (which was 100%) then vests in three equal and successive annual installments commencing November 1, 2012, provided he remains in our service through the applicable vesting date.

(2)	Although the Stock Price-Based RSUs will not vest unless a significantly higher stock price is achieved, the market value of Stock Price-Based RSUs are calculated by multiplying the number of shares of stock underlying the Stock Price-Based RSUs held by the applicable executive officer that had not vested as of October 31, 2014 by $1.75, the fair market value of our common stock on October 31, 2014.

(3)

The Stock Price-Based RSUs granted pursuant to this award will vest if during any consecutive 30-day period the weighted average per share trading price of our common stock (as reported on the New York Stock Exchange) equals or exceeds $12.50. The Stock Price-Based RSUs vest on an accelerated basis in the event of certain corporate transactions or a change in control pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28. In the event of a corporate transaction or change in control resulting in per-share consideration less than such amount, the Stock Price-Based RSUs will only vest in the sole discretion of the board of directors. Vesting of the Stock Price-Based RSUs requires the executive to remain in our service through the vesting date, provided, however, that if the executive’s service terminates due to death, permanent disability, retirement or termination by us other than for misconduct, then the executive will generally retain the number of Stock Price-Based RSUs equal to the total number of Stock Price-Based RSUs awarded to such executive multiplied by the number of months that have passed since the grant date, divided by the number of months between the grant date and November 1, 2016, which Stock Price-Based RSUs shall remain subject to vesting. However, solely for purposes of determining the number of Stock Price-Based RSUs retained following termination, the Stock Price-Based RSUs awarded to Messrs. McKnight and Agnes in November 2012 and January 2013 are treated as having a grant date of June 13, 2011 (the grant date of the Stock Price-Based RSUs awarded in fiscal 2011 that were canceled in 2013). The Stock Price-Based RSUs terminate if they do not vest prior to November 1, 2016. Upon their termination of employment, Messrs. McKnight and Exon forfeited 750,000 and 262,500 of their Stock Price-Based RSUs, respectively. The Stock Price-Based RSUs reflected in the table above are their retained Stock Price-Based RSUs (after giving effect to such award forfeitures in connection with their retirements at the end of fiscal 2014), which continue to be subject to the stock price-based vesting conditions described above.

Option Exercises and Stock Vested – Fiscal 2014

Our named executive officers did not exercise any option awards, and did not vest in any stock awards, during the fiscal year ended October 31, 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Andrew P. Mooney.	—	—	—	—
Richard Shields	—	—	—	—
Pierre Agnes	—	—	—	—
Robert B. McKnight, Jr.	—	—	—	—
Charles S. Exon	—	—	—	—

Potential Payments Upon Termination, Change in Control or Corporation Transaction

As described above under “Employment and Retirement Agreements,” certain payments may be made to our named executive officers upon a change in control or the termination of their employment with us depending upon the circumstances of the termination, which includes termination by us for Cause, termination by us without Cause, automatic termination upon expiration of the employment agreement term (if any), termination by the executive for Good Reason, other voluntary termination by the executive, death, or permanent disability. In addition, the award agreements for stock options, restricted stock units and performance restricted stock units and the Incentive Compensation Plan documents also address these circumstances, as well as the effects of a corporate transaction.

Definitions of Triggering Events

Under the applicable award agreements, vesting of restricted stock units, performance restricted stock units and stock options granted to employees, including the named executive officers, may be affected upon a

“change in control,” “change in control event” or a “corporate transaction.” A “change in control” is defined as a change in ownership or control effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than Quiksilver or a person that directly or indirectly controls, is controlled by, or is under common control with, Quiksilver), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders, or (ii) a change in the composition of our board over a period of thirty-six (36) consecutive months or less such that a majority of the board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time the board approved such election or nomination. A “change in control event” is defined as the occurrence of (i) a “change in the ownership” of Quiksilver within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (ii) a “change in the effective control” of Quiksilver within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A) (replacing “30 percent” with “50 percent” as used in paragraph (1) of such regulation), or (iii) a change “in the ownership of a substantial portion of the assets” of Quiksilver within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii). A “corporate transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of the company.

Treatment of Stock Options

Upon a corporate transaction, unvested stock options will accelerate and vest in full unless the options are assumed by the successor corporation or replaced with a cash incentive program preserving the spread between the exercise price and the fair market value of the options at the time of the corporate transaction. Similarly, unvested shares of restricted stock will accelerate and vest upon a corporate transaction unless the rights and obligations with respect to the shares are assigned to, and assumed by, the successor corporation. In addition, if a change in control occurs, or a corporate transaction occurs and a successor corporation is assigned and assumes our rights and obligations with respect to shares of restricted stock, and we subsequently terminate an employee for any reason, other than misconduct, all outstanding shares of restricted stock accelerate and vest. “Misconduct” is defined as the commission of any act of fraud, embezzlement or dishonesty by the employee, any unauthorized use or disclosure by such person of our confidential information or trade secrets, or any other intentional misconduct by such person adversely affecting our business or affairs in a material manner.

Under the applicable award agreements, vesting of stock options granted to employees, including the named executive officers, may be accelerated in certain other circumstances. Under stock option award agreements, upon termination for cause or for misconduct, the entire award is generally forfeited. Upon termination by us without cause, termination by the employee for good reason (as defined in their employment agreements), death or disability, the unvested portion of the award is forfeited; provided, however, that only with respect to stock options granted after May 2005, the entire award is immediately vested with respect to our named executive officers. Depending on the type of termination, the time to exercise the vested portion of the stock options varies from three months to one year. In no event is this period later than the expiration date of the option.

Treatment of Stock Price-Based RSUs

Upon a corporate transaction or change in control pursuant to which the holders of our common stock become entitled to receive per-share consideration having a value equal to or greater than $9.28, unvested Stock

Price-Based RSUs would vest and the shares of common stock subject to the Stock Price-Based RSUs would immediately be issued. If a corporate transaction or change in control occurs and the per-share consideration is less than $9.28, the Stock Price-Based RSUs will only vest in the sole discretion of the board of directors, and if the board does not exercise such discretion to cause the Stock Price-Based RSUs to vest in connection with a corporate transaction or change in control, the Stock Price-Based RSUs will be cancelled.

Under the applicable award agreements, the Stock Price-Based RSUs granted to our employees, including the named executive officers, vest and shares of our common stock subject to the Stock Price-Based RSUs are immediately issued if during a consecutive 30-day period the weighted average per-share trading price of our common stock equals or exceeds $12.50 unless such price threshold occurs during the first 12 months following the date of grant, in which case the Stock Price-Based RSUs will become vested and the shares will be issued on the 12-month anniversary of the grant date. However, if the employee is terminated for misconduct as defined above or the employee voluntarily resigns for any reason other than retirement, death or permanent disability prior to the 12-month anniversary of the grant date, the Stock Price-Based RSUs will be cancelled. If an employee ceases to provide service due to the employee’s death, permanent disability, retirement or termination by us other than for misconduct, then the employee will generally retain a number of Stock Price-Based RSUs equal to the total number of Stock Price-Based RSUs awarded multiplied by a fraction, the numerator of which is the number of months that have passed since the grant date and the denominator of which is the number of months between the grant date and November 1, 2016, and all remaining Stock Price-Based RSUs will be cancelled. However, solely for purposes of determining the number of Stock Price-Based RSUs retained following termination, the Stock Price-Based RSUs awarded to Messrs. McKnight and Agnes in November 2012 and January 2013 are treated as having a grant date of June 13, 2011 (the grant date of the Stock Price-Based RSUs awarded in fiscal 2011 that were canceled in 2013). Unless otherwise authorized by the compensation committee, upon termination for misconduct or an employee’s voluntary resignation for any reason other than retirement, death or permanent disability, the Stock Price-Based RSUs will be cancelled.

Treatment of Bonus Awards under Incentive Compensation Plan

Under our Incentive Compensation Plan, if an employee retires, dies or terminates employment as a result of permanent disability, unless otherwise determined by the compensation committee, the employee will be entitled to a payment based on actual performance in accordance with the terms of the plan and pro rated based on the length of the employee’s service during the applicable plan period. Except as provided in the preceding sentence or as otherwise provided in an employee’s employment agreement, an employee whose employment terminates will forfeit all rights to any payment under the plan. The compensation committee has discretion to reduce or eliminate any employee’s right to a bonus payment under the Incentive Compensation Plan at any time and for any reason.

Treatment of other Awards

For the consequences of a termination of employment on Mr. Mooney’s Salary RSUs awarded in fiscal 2015, please see the discussion under the heading “Employment and Retirement Agreements – Mr. Mooney” above. For the consequences of a termination of employment or change in control on the PSUs awarded during fiscal 2015, please see the discussion under the heading “Compensation Discussion and Analysis – Material Compensation Committee Actions After Fiscal 2014” above.

Quantification of Potential Benefits Payable

The following tables set forth a quantification of estimated benefits payable to our named executive officers, except Messrs. McKnight and Exon who retired October 31, 2014, under various circumstances regarding a change in control, corporate transaction and the termination of their employment. In calculating these benefits, we have taken into consideration or otherwise assumed the following:

—	Termination of employment occurred on October 31, 2014, the last day of our 2014 fiscal year.

—	We have valued equity awards using the $1.75 per share closing market price of our common stock on the NYSE on October 31, 2014, the last trading day of our 2014 fiscal year.

—

Because the closing market price of our common stock on the NYSE on October 31, 2014 was $1.75 per share, we have assumed with respect to Stock Price-Based RSUs that a corporate transaction or change in control occurring on October 31, 2014 would have resulted in per-share consideration to holders of our common stock of less than $9.28 and that the board of directors would not have exercised its discretion to nevertheless cause any then unvested Stock Price-Based RSUs to vest.

—	We have valued stock options at their intrinsic value, equal to the difference between $1.75 and the per share exercise price, multiplied by the number of shares underlying the stock options.

—

In the event of termination of employment, the payment of amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable named executive officer’s employment agreement and the applicability of Section 409A of the Code. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

The actual benefits paid to Messrs. McKnight and Exon upon termination of their employment are set forth above under the section of this proxy statement entitled “Employment and Retirement Agreements – Retirement Agreements.”

As Mr. Mooney’s Salary RSUs and the PSUs discussed above were granted after the end of our 2014 fiscal year, our named executive officers would not have received any benefit with respect to such awards if their employment had terminated on October 31, 2014. As a result no amounts for the estimated benefits payable to our named executive officers with respect to such awards are included in the following tables.

Since May 2005, our named executive officer employment agreements have provided that all future stock option grants will (1) accelerate on termination due to death or disability, termination without cause or termination for good reason and (2) remain exercisable for 1 year thereafter unless the stock option otherwise terminates pursuant to its terms. Previously, these employment agreements provided that stock options accelerated only on termination without cause or termination for good reason within 12 months of a change in control.

Estimated Benefits Payable As a Result of Termination of Employment by Employee for Good Reason, by Company Without Cause or Automatic Termination Upon Expiration of Specified Term of Employment Agreement

Elements	Andrew P. Mooney	Richard Shields	Pierre Agnes(5)
Salary continuation(1)	$2,000,000	$825,000	$926,250
Severance(2)	1,250,000	—	—
Early vesting of stock options(3)	—	—	—
Incentive Compensation Plan(4)	—	—	—
Total(6)	$3,250,000	$825,000	$926,250

(1)	Represents base salary continuation (gross remuneration in the case of Mr. Agnes) for eighteen months (twenty-four months for Mr. Mooney) following termination.

(2)	With respect to Mr. Mooney, represents severance equal to his target bonus for fiscal 2014 payable over twenty-four months following termination.

(3)	Represents the value of unvested stock options as of October 31, 2014 which accelerate on termination without Cause or automatic termination of employment upon expiration of employment agreement with a specified term. As of October 31, 2014, none of our named executive officers held stock options with exercise prices below the fair market value of our common stock.

(4)	Under each executive’s employment agreement, if we terminate an executive’s employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. No such bonus awards were approved by the compensation committee for fiscal year 2014.

(5)	The dollar amount indicated for salary continuation for Mr. Agnes is based on the average exchange rate during fiscal 2014 of approximately 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary was paid in euros.

(6)	Does not include any amount for Stock Price-Based RSUs retained following termination. In the event an executive officer’s employment is terminated other than due to death, permanent disability, retirement or termination by us other than for misconduct, the executive officer generally retains a portion of his Stock Price-Based RSUs equal to the total number of Stock Price-Based RSUs held multiplied by a fraction, the numerator of which is the number of months which have passed since the grant date of the Stock Price-Based RSU and the denominator of which is the total number of months from the grant date to November 1, 2016. All other Stock Price-Based RSUs will be cancelled. Retained Stock Price-Based RSUs remain subject to the price vesting requirements set forth above under “Treatment of Stock Price-Based RSUs,” and terminate if they do not vest prior to November 1, 2016. Had the named executive officers been terminated on October 31, 2014 other than due to death, permanent disability, retirement or by us other than for misconduct, Mr. Mooney would have retained 903,565 Stock Price-Based RSUs, Mr. Shields would have retained 388,888 Stock Price-Based RSUs, and Mr. Agnes would have retained 625,000 Stock Price-Based RSUs. The retained portion of the awards would remain subject to the stock price-based vesting conditions applicable to the awards.

Estimated Benefits Payable As a Result of Termination of Employment by Employee For Good Reason or by Company Without Cause Within Twelve Months Following a Change in Control(1)

Elements	Andrew P. Mooney	Richard Shields	Pierre Agnes(6)
Salary continuation(2)	$2,000,000	$1,100,000	$926,250
Severance(3)	1,250,000	—	—
Early vesting of stock options(4)	—	—	—
Incentive Compensation Plan(5)	—	—	—
Total(7)	$3,250,000	$1,100,000	$926,250

(1)	For purposes of this table, “change in control” has the meaning set forth in Mr. Shields’ employment agreements described above. The employment agreements of Messrs. Mooney and Agnes do not include the concept of, or a definition for, change in control.

(2)	Represents base salary continuation (gross remuneration in the case of Mr. Agnes) for twenty-four months for Messrs. Mooney and Shields and eighteen months for Mr. Agnes following termination.

(3)	With respect to Mr. Mooney, represents severance equal to his target bonus for fiscal 2014 payable over twenty-four months following termination.

(4)	Represents the value of unvested stock options as of October 31, 2014 which accelerate on termination for Good Reason or without Cause, assuming the unvested stock options had not previously accelerated in connection with the change in control. As of October 31, 2014, none of our named executive officers held stock options with exercise prices below the fair market value of our common stock.

(5)	Under each executive’s employment agreement, if we terminate an executive’s employment without Cause during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. No such bonus awards were approved by the compensation committee for fiscal year 2014.

(6)	The dollar amounts indicated for salary continuation for Mr. Agnes is based on the average exchange rate during fiscal 2014 of approximately 1.3 U.S. dollars per euro, since Mr. Agnes’ base salary was paid in euros.

(7)	Does not include any amount for Stock Price-Based RSUs retained following termination. In the event an executive officer’s employment is terminated other than due to death, permanent disability, retirement or termination by us other than for misconduct, the executive officer generally retains a portion of his Stock Price-Based RSUs equal to the total number of Stock Price-Based RSUs held multiplied by a fraction, the numerator of which is the number of months which have passed since the grant date of the Stock Price-Based RSU and the denominator of which is the total number of months from the grant date to November 1, 2016. All other Stock Price-Based RSUs will be cancelled. Retained Stock Price-Based RSUs remain subject to the price vesting requirements set forth above under “Treatment of Stock Price-Based RSUs,” and terminate if they do not vest prior to November 1, 2016. Had the named executive officers been terminated on October 31, 2014 other than due to death, permanent disability, retirement or by us other than for misconduct, Mr. Mooney would have retained 903,565 Stock Price-Based RSUs, Mr. Shields would have retained 388,888 Stock Price-Based RSUs, and Mr. Agnes would have retained 625,000 Stock Price-Based RSUs. The retained portion of the awards would remain subject to the stock price-based vesting conditions applicable to the awards.

Estimated Benefits Payable as a Result of Termination of Employment Upon Retirement

Elements	Andrew P. Mooney	Richard Shields	Pierre Agnes
Incentive Compensation Plan(1)	—	—	—
Total	—	—	—

(1)	Under the terms of the Incentive Compensation Plan, if an employee retires during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year, unless otherwise determined by the compensation committee. No such bonus awards were approved by the compensation committee for fiscal year 2014.

Estimated Benefits Payable As a Result of Termination of Employment Due to Death or Disability

Elements	Andrew P. Mooney	Richard Shields	Pierre Agnes
Early vesting of stock options(1)	—	—	—
Incentive Compensation Plan(2)	—	—	—
Total	—	—	—

(1)	Represents the value of unvested stock options as of October 31, 2014 which accelerate on termination due to death or disability. As of October 31, 2014, none of our named executive officers held stock options with exercise prices below the fair market value of our common stock.

(2)	Under each executive’s employment agreement, if an executive’s employment is terminated due to death or disability during a fiscal year, the executive is entitled to receive a pro rata portion of any bonus earned pursuant to a bonus award approved by the compensation committee for such year. No such bonus awards were approved by the compensation committee for fiscal year 2014.

Estimated Benefits Payable As a Result of a Corporate Transaction and Without the Termination of the Executive Officers’ Employment(1)

Elements	Andrew P. Mooney	Richard Shields	Pierre Agnes
Early vesting of stock options(2)	—	—	—
Total	—	—	—

(1)	For purposes of this table, “corporate transaction” means either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) the sale, transfer or other disposition of all or substantially all of our assets and complete liquidation or dissolution.

(2)	Represents the value of unvested stock options as of October 31, 2014 which accelerate on a corporate transaction, assuming the options are neither assumed by the successor corporation nor replaced with a cash incentive program preserving the spread existing at the time of the corporate transaction. As of October 31, 2014, none of our named executive officers held stock options with exercise prices below the fair market value of our common stock.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement, and based on that review and discussion the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors
William M. Barnum, Jr.
Joseph F. Berardino
Andrew W. Sweet

February 4, 2015

The above report of the compensation committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

AUDIT COMMITTEE REPORT

The audit committee’s role is to act on behalf of the board of directors in the oversight of all aspects of Quiksilver’s financial reporting, internal control and audit functions. The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not employed by Quiksilver for accounting, financial management or internal control purposes. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to below, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to below do not assure that the audit of Quiksilver’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Quiksilver’s auditors are in fact “independent.”

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the 2014 fiscal year with management.

Deloitte & Touche LLP, Quiksilver’s independent registered public accounting firm, has the responsibility for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee has reviewed and discussed the matters required to be discussed with Deloitte under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has reviewed and discussed with Deloitte its independence from management and Quiksilver, including all written communications received from Deloitte required by the PCAOB. The audit committee has also considered whether the provision of non-audit services by Deloitte is compatible with their independence.

The audit committee discussed with Deloitte the overall scope and plans for their audit. The audit committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Quiksilver’s internal controls, and the overall quality of Quiksilver’s financial reporting.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2014 for filing with the Securities and Exchange Commission.

The Audit Committee of
the Board of Directors
William M. Barnum, Jr.
Joseph F. Berardino
Michael A. Clarke

February 4, 2015

The above report of the audit committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the same by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended October 31, 2014. Representatives of Deloitte & Touche are expected to be present at our annual meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

Our audit committee has not yet selected the independent registered public accounting firm to conduct the audit of our books and records for the fiscal year ending October 31, 2015. Our audit committee will make its selection after it has received and reviewed audit proposals for the year.

Audit and All Other Fees

The fees billed to us by Deloitte during the last two fiscal years for the indicated services were as follows:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$2,882,119	$2,315,298
Audit-Related Fees(2)	277,551	689,343
Tax Fees(3)	401,144	621,393
All Other Fees(4)	20,553	7,100

Total Fees	$3,581,367	$3,633,134

(1)	Audit Fees – These are fees for professional services performed by Deloitte for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, Section 404 attest services, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees – These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards.

(3)	Tax Fees – These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes the preparation of Quiksilver and our consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

(4)	All Other Fees – These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our audit committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the SEC. Each year, the independent registered public accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the audit committee. At the beginning of the fiscal year, the committee will evaluate other known potential engagements of our independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non- audit service on the independent registered public accounting firm’s independence from management. At each subsequent committee meeting, the committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year. The committee has delegated to the chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings. This might occur, for example, if we proposed to execute a financing on an accelerated timetable. If the chairman so approves any such engagements, he is required to report that approval to the full committee at the next committee meeting.

Since November 1, 2011, each new engagement of Deloitte has been approved in advance by the committee and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Potential Related Party Transactions

Our audit committee is responsible for the review, approval or ratification of “related-person transactions” between us and related persons. Under SEC rules, related persons are our directors, officers, nominees for directors, or 5% stockholders of our common stock since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we are a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect interest. Our audit committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

—	any employment by us of an executive officer if:

—	the related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements; or

—

the executive officer is not an immediate family member of another of our executive officers or directors, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that the board approve) such compensation;

—	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

—

any transaction with another organization for which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that organization, if the amount involved does not exceed the greater of $1,000,000, or 1% of that organization’s gross annual revenue;

—

any charitable contribution by us to a charitable or educational organization for which a related person’s only relationship is as an employee (other than an executive officer), a trustee or a director, if the amount involved does not exceed the lesser of $1,000,000, or 1% of the charitable organization’s gross annual revenues;

—	any transaction where the related person’s interest arises solely from the ownership of our securities and all holders of such securities received the same benefit on a pro rata basis; and

—	any transaction where the rates or charges involved are determined by competitive bids.

Transactions falling within the scope of these policies and procedures that are not included in one of the above categories are reviewed by our audit committee, which determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Related Party Transactions

European Office Leases

One of our European subsidiaries leases office space in Soorts-Hossegor and in Capbreton, France from SCI Anepia, an entity owned by Pierre Agnes, our President, and his wife. The Hossegor lease is for a 9-year term expiring on November 17, 2015. The current annual rent is €310,379 (approximately $403,493 at an assumed exchange rate of 1.3 dollars per euro). The Capbreton lease is also for a term of 9 years expiring on February 1, 2019. The current annual rent is €187,399 (approximately $243,619 at an assumed exchange rate of 1.3 dollars per euro). From November 1, 2013 through October 31, 2014, we paid SCI Anepia an aggregate of €497,778 (approximately $647,111 at an assumed exchange rate of 1.3 dollars per euro) under these leases. We believe these leases are on terms no less favorable to us than those that are available from persons not affiliated with us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Certain officers, directors and greater-than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended October 31, 2014 all Section 16(a) filing requirements applicable to our officers, directors and greater-than ten percent beneficial owners were satisfied.

NOMINATIONS AND STOCKHOLDER PROPOSALS

From time to time, stockholders submit proposals that may be proper subjects for inclusion in our proxy statement and for consideration at an annual meeting. Any stockholder proposals for inclusion in our 2016 proxy statement must be received by our corporate Secretary no later than October 8, 2015. All stockholders submitting proposals must meet the stockholder eligibility requirements of Rule 14a-8 (available on the SEC website). Please direct any such proposal, as well as any related questions, to our corporate Secretary at Quiksilver, Inc., 15202 Graham Street, Huntington Beach, CA 92649.

Our bylaws provide that any stockholder wishing to nominate a director at or bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, must provide timely and compliant written notice. To be timely for the 2016 annual meeting, a notice must be delivered to our corporate Secretary at the address provided above, but not before November 17, 2015 nor after December 17, 2015. However, if the 2016 annual meeting is advanced by more than 30 days or delayed more than 70 days from March 17, 2016, then our bylaws provide a different deadline for the notice. The notice must contain and be accompanied by additional information as specified in our bylaws. We recommend that any stockholder wishing to nominate a director at or bring any other item before an annual meeting review a copy of our bylaws.

ANNUAL REPORT

Our Annual Report containing audited financial statements for the fiscal year ended October 31, 2014 accompanies this proxy statement. WE WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED OCTOBER 31, 2014, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF RICHARD SHIELDS, CHIEF FINANCIAL OFFICER, AT OUR ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

OTHER MATTERS

At the time of the preparation of this proxy statement, the board of directors knows of no other matter which will be acted upon at our annual meeting. If any other matter is presented properly for action at our annual meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,
QUIKSILVER, INC.
ANDREW P. MOONEY
Chairman and Chief Executive Officer

Huntington Beach, California

February 5, 2015

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are often, but not always, identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “outlook,” “strategy,” “future,” “likely,” “may,” “should,” “could,” “will” and similar references to future periods.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other U.S. Securities and Exchange Commission filings.

Any forward-looking statement made by us in this proxy statement are based only on information currently available to us and speaks only as of this date. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

QUIKSILVER, INC.

15202 GRAHAM STREET

HUNTINGTON BEACH, CA 92649

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew P. Mooney and Linnsey Caya as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Quiksilver, Inc. held of record by the undersigned on January 30, 2015, at the Annual Meeting of Stockholders to be held on March 17, 2015 and at any adjournment or postponement of such meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

QUIKSILVER, INC.

March 17, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at – http://www.quiksilverinc.com/proxy

Stockholders wishing to attend the annual meeting in person may obtain directions by contacting us at (714) 889-2200

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

1. Election of Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ☐ William M. Barnum, Jr. ☐ Bernd Beetz ☐ Joseph F. Berardino ☐ Michael A. Clarke ☐ Elizabeth Dolan ☐ M. Steven Langman ☐ Robert B. McKnight, Jr. ☐ Andrew P. Mooney ☐ Andrew W. Sweet

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. AT THE TIME OF PREPARATION OF THE PROXY STATEMENT, THE BOARD OF DIRECTORS KNOWS OF NO BUSINESS TO COME BEFORE THE MEETING OTHER THAN THAT REFERRED TO IN THE PROXY STATEMENT.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ¢

All other proxies heretofore given by the undersigned to vote shares of stock of Quiksilver, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
Signature of Stockholder Date:		Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.